Exhibit 4.3

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the fourth quarter and year ended

December 31, 2019

CONTENTS

GENERAL INFORMATION	2

FORWARD-LOOKING STATEMENTS	2

SELECTED FINANCIAL DATA AND HIGHLIGHTS	3

ABOUT TFI INTERNATIONAL	4

CONSOLIDATED RESULTS	5

SEGMENTED RESULTS	9

LIQUIDITY AND CAPITAL RESOURCES	15

OUTLOOK	19

SUMMARY OF EIGHT MOST RECENT QUARTERLY RESULTS	20

NON-IFRS FINANCIAL MEASURES	20

RISKS AND UNCERTAINTIES	24

CRITICAL ACCOUNTING POLICIES AND ESTIMATES	37

CHANGES IN ACCOUNTING POLICIES	38

CONTROLS AND PROCEDURES	38

Management’s Discussion and Analysis

GENERAL INFORMATION

The following is TFI International Inc.’s management discussion and analysis (“MD&A”). Throughout this MD&A, the terms “Company”, “TFI International” and “TFI” shall mean TFI International Inc., and shall include its independent operating subsidiaries. This MD&A provides a comparison of the Company’s performance for its three-month period and year ended December 31, 2019 with the corresponding three-month period and year ended December 31, 2018 and it reviews the Company’s financial position as of December 31, 2019. It also includes a discussion of the Company’s affairs up to February 10, 2020, which is the date of this MD&A. The MD&A should be read in conjunction with the audited consolidated financial statements and accompanying notes as at and for the year ended December 31, 2019.

In this document, all financial data are prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) unless otherwise noted. All amounts are in Canadian dollars, and the term “dollar”, as well as the symbols “$” and “C$”, designate Canadian dollars unless otherwise indicated. Variances may exist as numbers have been rounded. This MD&A also uses non-IFRS financial measures. Refer to the section of this report entitled “Non-IFRS Financial Measures” for a complete description of these measures.

The Company’s audited consolidated financial statements have been approved by its Board of Directors (“Board”) upon recommendation of its audit committee on February 10, 2020. Prospective data, comments and analysis are also provided wherever appropriate to assist existing and new investors to see the business from a corporate management point of view. Such disclosure is subject to reasonable constraints for maintaining the confidentiality of certain information that, if published, would probably have an adverse impact on the competitive position of the Company.

Additional information relating to the Company can be found on its website at www.tfiintl.com. The Company’s continuous disclosure materials, including its annual and quarterly MD&A, annual and quarterly consolidated financial statements, annual report, annual information form, management proxy circular and the various press releases issued by the Company are also available on its website or directly through the SEDAR system at www.sedar.com.

FORWARD-LOOKING STATEMENTS

The Company may make statements in this report that reflect its current expectations regarding future results of operations, performance and achievements. These are “forward-looking” statements and reflect management’s current beliefs. They are based on information currently available to management. Words such as “may”, “might”, “expect”, “intend”, “estimate”, “anticipate”, “plan”, “foresee”, “believe”, “to its knowledge”, “could”, “design”, “forecast”, “goal”, “hope”, “intend”, “likely”, “predict”, “project”, “seek”, “should”, “target”, “will”, “would” or “continue” and words and expressions of similar import are intended to identify these forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements which reference issues only as of the date made. The following important factors could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: the highly competitive market conditions, the Company’s ability to recruit, train and retain qualified drivers, fuel price variations and the Company’s ability to recover these costs from its customers, foreign currency fluctuations, the impact of environmental standards and regulations, changes in governmental regulations applicable to the Company’s operations, adverse weather conditions, accidents, the market for used equipment, changes in interest rates, cost of liability insurance coverage, downturns in general economic conditions affecting the Company and its customers, and credit market liquidity.

The foregoing list should not be construed as exhaustive, and the Company disclaims any subsequent obligation to revise or update any previously made forward-looking statements unless required to do so by applicable securities laws. Unanticipated events are likely to occur. Readers should also refer to the section “Risks and Uncertainties” at the end of this MD&A for additional information on risk factors and other events that are not within the Company’s control. The Company’s future financial and operating results may fluctuate as a result of these and other risk factors.

2

Management’s Discussion and Analysis

SELECTED FINANCIAL DATA AND HIGHLIGHTS

(unaudited) (in thousands of dollars, except per share data)	Three months ended December 31			Years ended December 31
	2019	2018*	2017*	2019	2018*	2017*
Revenue before fuel surcharge	1,166,476	1,162,279	1,069,679	4,613,629	4,508,197	4,378,985
Fuel surcharge	139,011	159,166	123,199	565,235	615,011	458,429
Total revenue	1,305,487	1,321,445	1,192,878	5,178,864	5,123,208	4,837,414
Adjusted EBITDA from continuing operations[1]	217,512	180,654	131,017	864,500	686,283	514,481
Operating income from continuing operations	124,290	103,283	66,076	511,620	430,524	178,421
Net income	74,828	76,728	120,192	310,283	291,994	157,988
Net income from continuing operations	76,543	76,728	120,192	324,476	291,994	157,988
Adjusted net income from continuing operations[1]	79,173	86,262	53,945	336,393	321,612	192,188
Net cash from continuing operating activities	176,177	173,848	116,148	665,292	543,503	372,601
Free cash flow from continuing operations[1]	103,240	103,917	102,432	462,983	339,707	376,487
Total assets	4,557,255	4,049,960	3,727,628	4,557,255	4,049,960	3,727,628
Total long-term debt and lease liabilities	2,206,529	1,584,423	1,498,396	2,206,529	1,584,423	1,498,396
Per share data
EPS – diluted	0.90	0.85	1.31	3.63	3.22	1.70
EPS from continuing operations – diluted	0.92	0.85	1.31	3.80	3.22	1.70
Adjusted EPS from continuing operations – diluted[1]	0.95	0.96	0.59	3.94	3.54	2.07
Dividends	0.26	0.24	0.21	0.98	0.87	0.78
As a percentage of revenue before fuel surcharge
Adjusted EBITDA margin from continuing operations [1]	18.6%	15.5%	12.2%	18.7%	15.2%	11.7%
Depreciation of property and equipment	5.1%	4.5%	4.5%	4.9%	4.4%	4.8%
Depreciation of right-of-use assets	2.2%	-	-	2.2%	-	-
Amortization of intangible assets	1.4%	1.3%	1.5%	1.4%	1.4%	1.4%
Operating margin from continuing operations [1]	10.7%	8.9%	6.2%	11.1%	9.5%	4.1%
Adjusted operating ratio from continuing operations[1]	90.1%	90.3%	93.8%	89.8%	90.6%	94.4%
*

The current period results include the impacts from the adoption of IFRS 16 Leases as discussed in note 3 of the audited consolidated financial statements. As is permitted with this new standard, comparative information has not been restated and, therefore, may not be comparable.

Q4 Highlights

•

Record fourth quarter operating income from continuing operations increased to $124.3 million, up 20% from the same quarter last year, driven by strong execution across the organization, increased quality of revenue, an asset-light approach, and cost efficiencies.

•	Operating margin from continuing operations[1], a non-IFRS measure, was up to 10.7% from 8.9% in the prior year quarter.

•	Net income from continuing operations of $76.5 million compares to $76.7 million in Q4 2018.

•	Diluted earnings per share (diluted “EPS”) from continuing operations of $0.92 compares favorably to $0.85 in Q4 2018.

•	Adjusted net income from continuing operations[1], a non-IFRS measure, of $79.2 million compared to $86.3 million in Q4 2018.

•	Adjusted diluted EPS from continuing operations[1], a non-IFRS measure, of $0.95 compared to $0.96 in Q4 2018.

•	Net cash from continuing operating activities was $176.2 million, as compared to $173.8 million in Q4 2018, benefitting from stronger operating performance and the impact of the adoption of IFRS 16.

•	Free cash flow from continuing operation[1], a non-IFRS measure, of $103.2 million, impacted negatively by a one-time real estate purchase of $38.0 million, compares to $103.9 million in Q4 2018.

•	The Company’s reportable segments performed as follows:

o	Package and Courier operating income decreased 13% to $29.9 million, as the comparable period benefited from the Canada Post strike;

o	Less-Than-Truckload operating income increased 9% to $25.5 million;

o	Truckload operating income increased 17% to $61.3 million; and

o	Logistics operating income of $18.8 million compares to $2.9 million the prior year, which was impacted by $12.6 million of impairment of intangibles.

•	The Company returned $49.8 million to shareholders during the quarter, of which $19.7 million was through dividends and $30.1 million was through share repurchases.

•	On December 17, 2019, the Board of Directors of TFI declared a quarterly dividend of $0.26, an 8% increase over the prior quarterly dividend, as was announced on October 24, 2019.

[1]	Refer to the section “Non-IFRS financial measures”.

3

Management’s Discussion and Analysis

•

The Company borrowed $150 million in U.S. dollars under a new seven-year senior notes carrying a fixed interest rate of 3.85%, and used the proceeds to pay down its existing unsecured revolving credit facility. In addition, the Company’s existing term loan was increased by $75 million, to a new amount of $200 million bearing interest at a rate of 3.77% with an extended expiration date in 2024. As a result, the Company’s availability on its revolving credit facility has increased to approximately $585 million.

ABOUT TFI INTERNATIONAL

Services

TFI International is a North American leader in the transportation and logistics industry, operating across the United States, Canada and Mexico through its subsidiaries. TFI International creates value for shareholders by identifying strategic acquisitions and managing a growing network of wholly-owned operating subsidiaries. Under the TFI International umbrella, companies benefit from financial and operational resources to build their businesses and increase their efficiency. TFI International companies service the following reportable segments:

•	Package and Courier;
•	Less-Than-Truckload;
•	Truckload;
•	Logistics (previously named Logistics and Last Mile).

Seasonality of operations

The activities conducted by the Company are subject to general demand for freight transportation. Historically, demand has been relatively stable with the first quarter generally the weakest. Furthermore, during the harsh winter months, fuel consumption and maintenance costs tend to rise.

Human resources

As at December 31, 2019 the Company had 17,150 employees in TFI International’s various business segments across North America. This compares to 17,127 employees as at December 31, 2018. The year-over-year increase of 23 is attributable to business acquisitions that added 1,033 employees offset by rationalizations affecting 1,010 employees mainly in the Less-Than-Truckload (“LTL”) and Truckload segments. The Company believes that it has a relatively low turnover rate among its employees in Canada, and a normal turnover rate in the U.S. comparable to other U.S. carriers, and that its employee relations are very good.

Equipment

The Company believes it has the largest trucking fleet in Canada and a significant presence in the U.S. market. As at December 31, 2019, the Company had 7,772 tractors, 25,505 trailers and 9,826 independent contractors. This compares to 7,465 tractors, 26,487 trailers and 8,527 independent contractors as at December 31, 2018.

Facilities

TFI International’s head office is in Montréal, Québec and its executive office is in Etobicoke, Ontario. As at December 31, 2019, the Company had 380 facilities, as compared to 369 facilities as at December 31, 2018. Of these, 246 are located in Canada, including 158 and 88 in Eastern and Western Canada, respectively. The Company also had 122 facilities in the United States and 12 facilities in Mexico. In the last twelve months, 44 facilities were added from business acquisitions, and terminal consolidation decreased the total number of facilities by 33, mainly in the Logistics segment. In Q4 2019, the Company closed 10 sites.

Customers

The Company has a diverse customer base across a broad cross-section of industries with no single client accounting for more than 5% of consolidated revenue. Because of its customer diversity, as well as the wide geographic scope of the Company’s service offerings and the range of segments in which it operates, a downturn in the activities of individual customers or customers in a particular industry would not be expected to have a material adverse impact on operations. The Company has forged strategic partnerships with other transport companies in order to extend its service offerings to customers across North America.

Revenue by Top Customers’ Industry (64% of total revenue)
Retail Manufactured Goods Building Materials Automotive Metals & Mining Food & Beverage Forest Products Chemicals & Explosives Energy Services Waste Management Maritime Containers Others	25 16 9 9 8 7 5 4 4 3 2 1 7	% % % % % % % % % % % % %

(For the year ended December 31, 2019)

4

Management’s Discussion and Analysis

CONSOLIDATED RESULTS

This section provides general comments on the consolidated results of operations. A more detailed analysis is provided in the “Segmented results” section.

2019 business acquisitions

In line with its growth strategy, the Company acquired eight businesses during 2019, all prior to the fourth quarter: Toronto Tank Lines (“TTL”), Schilli Corporation (“Schilli”), Les Services JAG (“JAG”), Aulick Leasing Corp. (“Aulick”), certain assets of BeavEx Incorporated (“BeavEx”), Piston Tank Corporation (“Piston”), selected assets of AT Group US Logistics, LLC (“US Logistics”), and Craler Inc. (“Craler”).

On February 15, 2019, TFI International completed the acquisition of TTL. Based in Ontario, TTL specializes in the transportation and storage of food grade liquids, industrial chemicals, specialty oils and waxes throughout Canada, the United States and Mexico.

On February 22, 2019, TFI International completed the acquisition of Schilli, which was renamed to BTC East in September 2019. Based in Missouri, Schilli specializes in the transportation of dry and liquid bulk and offers dedicated fleet solutions and other value-add services throughout the Midwest, Southeast and Gulf Coast regions of the United States.

On March 19, 2019, TFI International completed the acquisition of JAG. Based in Québec, JAG provides transportation services for explosives, mining and steel products, electronics, and household goods.

On April 1, 2019, TFI International completed the acquisitions of Aulick and its affiliate ShirAul, LLC. Based in Nebraska, Aulick provides contract hauling services for aggregate materials, wood by-product, agriculture/commodities, beets, dry bulk materials, railroad traction sand and food grade product materials through the Central and Western U.S. ShirAul designs and manufactures the exclusive BulletTM trailer.

On April 27, 2019, TFI International completed the acquisition of BeavEx and its affiliates Guardian Medical Logistics (“GML”), JNJW Enterprises, Inc. and USXP, LLC for a cash consideration of US$7.2 million through the United States Bankruptcy Court for the District of Delaware. BeavEx primarily serves the growing final-mile delivery requirements of the financial, healthcare, retail, industrial, and manufacturing sectors, offering same-day, next-day, and on-demand home delivery services. Its logistics capabilities include final-mile, crossdocking, and distribution services. The BeavEx affiliate GML is an industry leading provider of final-mile, mission critical logistics and transportation services to the medical laboratory industry.

On June 14, 2019, TFI International completed the acquisition of Piston. Based in Missouri, Piston specializes in the transportation of viscous materials and offers a patented solution for the storage, handling, and transportation of these materials for the food and industrial products industries.

On August 7, 2019, TFI international completed the acquisition of selected assets of US Logistics. Based in Georgia, US Logistics provides medical logistics, final mile and brokerage services in select regions of the United States.

On August 22, 2019, TFI International completed the acquisition of Craler. Based in Québec, Craler provides brokerage, direct trucking and warehousing services across Canada, the United States and Mexico.

Revenue

For the three months ended December 31, 2019, total revenue was $1,305.5 million, down 1%, or $16.0 million, from Q4 2018. The contribution from business acquisitions of $115.1 million was offset by decreases in fuel surcharge revenue of $27.0 million and revenue before fuel surcharge of $103.9 million, both in existing operations. The average exchange rate used to convert TFI International’s revenue generated in U.S. dollars remained largely unchanged this quarter (C$1.3200) compared to the same quarter last year (C$1.3204).

For the year ended December 31, 2019, total revenue reached $5.18 billion, up 1%, or $55.7 million, as compared to $5.12 billion in 2018 mainly due to the contribution from business acquisitions of $424.2 million and positive currency impact of $34.3 million which were offset by decreases in fuel surcharge revenue of $84.0 million and revenue before fuel surcharge of $318.8 million, both in existing operations.

Operating expenses from continuing operations

For the three months ended December 31, 2019, the Company’s operating expenses from continuing operations decreased by $37.0 million, to $1,181.2 million from $1,218.2 million in Q4 2018. The increase attributable to business acquisitions of $104.7 million was offset by a net decrease of $141.7 million, or 12%, in existing operating expenses. Operating improvements, better fleet utilization and lower material and services expenses as a percentage of revenue contributed to maintaining the operating expenses in the Company’s existing operations below the Q4 2018 level as a percentage of total revenue, as well as $6.9 million of additional gains on the disposal of assets held for sale as compared to the same period in 2018.

For the three months ended December 31, 2019, material and services expenses, net of fuel surcharge, decreased by 0.4 percentage points of revenue before fuel surcharge compared to the same period last year due to lower subcontractor, rolling stock lease and fuel costs as a percentage of revenue before fuel surcharge. Mainly due to the adoption of IFRS 16, equipment lease expense decreased $11.0 million compared to Q4 2018 as, since January 1, 2019, a significant portion of these operating leases are now capitalized with depreciation expense recorded and presented under the caption of depreciation of right-of-use assets in the income statement. Right-of-use assets depreciation on rolling stock amounted to $10.0 million for Q4 2019.

5

Management’s Discussion and Analysis

Other operating expenses, which are primarily composed of costs related to office and terminal rent, taxes, heating, telecommunications, maintenance and security and other general administrative expenses, decreased 1.7 percentage points of revenue before fuel surcharge compared to the same period last year due to lower terminal rent expenses. Due to IFRS 16 adoption, real estate lease expense decreased $19.4 million compared to Q4 2018 as, since January 1, 2019, a significant portion of these leases are now capitalized with depreciation expense recorded and presented under depreciation of right-of-use assets in the income statement. Right-of-use assets depreciation on real estate leases amounted to $15.6 million for Q4 2019.

For the three months ended December 31, 2019, depreciation of right-of-use assets amounting to $25.8 million is mainly composed of rolling stock and real estate leases that are now treated as finance leases due to the adoption of IFRS 16 on January 1, 2019. As permitted with this new standard, comparative information has not been restated.

For the three-month period ended December 31, 2019, the gain on sale of assets held for sale was $8.4 million, compared to $1.5 million in Q4 2018. Five properties were disposed of for a cash consideration of $17.2 million.

For the year ended December 31, 2019, the Company’s operating expenses from continuing operations increased by $24.3 million from $4.08 billion in 2018 to $4.10 billion in 2019. The increase is mainly attributable to business acquisitions for $343.0 million offset by a net decrease of $318.7 million primarily attributable to lower material and service expenses in the Company’s existing operations.

Operating income from continuing operations

For the three months ended December 31, 2019, TFI International’s operating income from continuing operations rose by $21.0 million to $124.3 million compared to $103.3 million in the same quarter in 2018. The adoption of IFRS 16 contributed $5.0 million to the increase (which primarily represents the interest expense on lease liabilities which is included in interest expense in 2019). The operating margin from continuing operations as a percentage of revenue before fuel surcharge improved, from 8.9% in Q4 2018 to 10.7% in Q4 2019. All reportable segments except Package and Courier reported margin increases. Notably, the Logistics segment reported a margin increase of 5.9 percentage points primarily as a result of an impairment of intangible assets recognized in 2018.

For the year ended December 31, 2019, operating income from continuing operations increased by $81.1 million, or 19%, to $511.6 million compared to $430.5 million in 2018, driven by operating improvements, business acquisitions, an increase on the gain on sale of assets held for sale of $13.0 million, a bargain purchase gain of $10.8 million, and a the $12.6 million impairment of intangible assets recorded in 2018.

Finance income and costs

(unaudited) (in thousands of dollars)	Three months ended December 31		Years ended December 31
Finance costs (income)	2019	2018*	2019	2018*
Interest expense on long-term debt	14,976	13,159	58,290	54,609
Interest expense on lease liabilities	4,560	-	18,551	-
Interest income and accretion on promissory note	(818)	(747)	(3,001)	(2,807)
Net change in fair value and accretion expense of contingent considerations	72	(12,686)	263	(12,189)
Net foreign exchange (gain) loss	(523)	1,611	267	630
Net change in fair value of foreign exchange derivatives	-	(12)	-	(311)
Net change in fair value of interest rate derivatives	-	-	-	(46)
Mark-to-market (gain) loss on DSUs	1,814	(3,368)	3,241	887
Others	2,261	2,003	8,030	7,533
Net finance costs (income)	22,342	(40)	85,641	48,306
*

The current period results include the impacts from the adoption of IFRS 16 Leases as discussed in note 3 of the audited consolidated financial statements. As is permitted with this new standard, comparative information has not been restated and, therefore, may not be comparable.

Interest expense on long-term debt

Interest expense on long-term debt for the three-month period ended December 31, 2019 was $1.8 million higher than compared to the same quarter last year. The increase is mainly attributable to a higher average debt level of $1.78 billion for the three months ended December 31, 2019 as compared to $1.54 billion to the same period in the prior year. For the year ended December 31, 2019, interest expense increased by $3.7 million due to higher average borrowings in 2019 of $1.74 billion as compared to $1.55 billion in 2018. This increase was offset by a slightly lower average interest rate during 2019 as compared to the prior year.

Interest expense on lease liabilities

Following adoption of IFRS 16 Leases, the amounts previously recognized as lease expenses were replaced by the depreciation of right-of-use assets and the financing costs on the lease liabilities. As permitted with this new standard, comparative information has not been restated.

6

Management’s Discussion and Analysis

Net foreign exchange gain or loss and net investment hedge

The Company designates as a hedge a portion of its U.S. dollar denominated debt held against its net investments in U.S. operations. This accounting treatment allows the Company to offset the designated portion of foreign exchange gain (or loss) of its debt against the foreign exchange loss (or gain) of its net investments in U.S. operations and present them in other comprehensive income. Net foreign exchange gains or losses recorded in income or loss are attributable to the U.S. dollar portion of the Company’s credit facility not designated as a hedge and to other financial assets and liabilities denominated in foreign currencies. For the three-month period ended December 31, 2019, a gain of $7.6 million of foreign exchange variations (a gain of $6.6 million net of tax) was recorded to other comprehensive income as net investment hedge. For the three-month period ended December 31, 2018, a loss of $18.4 million of foreign exchange variations (a loss of $16.0 million net of tax) was recorded to other comprehensive income as net investment hedge. For the year ended December 31, 2019, a gain of $18.6 million of foreign exchange variations (a gain of $16.1 million net of tax) was recorded to other comprehensive income as net investment hedge.

Net change in fair value of derivatives and cash flow hedge

The fair values of the Company’s derivative financial instruments, which are used to mitigate foreign exchange and interest rate risks, are subject to market price fluctuations in foreign exchange and interest rates.

The Company designates the interest rate derivatives as a hedge of the variable interest rate instruments. Therefore, the effective portion of changes in fair value of the derivatives is recognized in other comprehensive income. For the three-month period ended December 31, 2019, the loss of $0.3 million on change in fair value of interest rate derivatives was entirely designated as cash flow hedge and recorded to other comprehensive income as a change in the fair value of the cash flow hedge (a loss of $0.2 million net of tax). For the three-month period ended December 31, 2018, a $7.1 million loss on change in fair value of interest rate derivatives (a loss of $5.2 million net of tax) was designated as cash flow hedge and recorded to other comprehensive income as a change in the fair value of the cash flow hedge.

For year ended December 31, 2019, a $13.3 million loss on change in fair value of interest rate derivatives (a loss of $9.8 million net of tax) was designated as cash flow hedge and recorded to other comprehensive income as a change in the fair value of the cash flow hedge. For year ended December 31, 2018, a $3.9 million loss on change in fair value of interest rate derivatives (a loss of $2.8 million net of tax) was designated as cash flow hedge and recorded to other comprehensive income as a change in the fair value of the cash flow hedge.

Income tax expense

For the three months ended December 31, 2019, the Company’s effective tax rate was 24.9%. The income tax expense of $25.4 million reflects a $1.4 million favourable variance versus an anticipated income tax expense effect of $26.8 million based on the Company’s statutory tax rate of 26.3%. The favourable variance is mainly due to tax exempt income of $4.9 million and positive differences between the statutory rate and the effective rates in other jurisdictions of $2.3 million net of negative differences of $4.1 million for prior year adjustments and $2.0 million for non-deductible expenses.

For the year ended December 31, 2019, the Company’s effective tax rate was 23.9%. The income tax expense of $101.5 million reflects an $11.8 million favourable variance versus an anticipated income tax expense of $113.3 million based on the Company’s statutory tax rate of 26.6%. The favourable variance is due to rate differentials between jurisdictions of $12.9 million and tax exempt income effect of $9.3 million net of unfavourable variances for prior year’s tax adjustments of $4.8 million, and multi-jurisdictions tax of $4.2 million.

The U.S. Tax Reform Bill signed on December 22, 2017 introduced important changes to U.S. corporate income tax laws that may affect the Company’s current and future years including limitations on the deduction for net interest expense incurred by U.S. corporations. Future regulations and interpretations to be issued by U.S. authorities may also impact the Company’s estimates and assumptions used in calculating its income tax provisions. The timing and scope of such regulations and interpretative guidance are uncertain. Management believes that upon issuance of regulations and interpretative guidance that is expected in the first half of 2020, an estimated tax benefit of $9.6 million could be reversed. This reversal would relate to fiscal year 2019 only and should not apply to future periods.

Net loss from discontinued operations

During the year ended December 31, 2019, the Company recognized a net loss on an accident claim of $14.2 million, or $16.6 million net of $2.4 million of tax recovery. This claim originated from an operating entity within the discontinued rig moving operations, which were closed in 2015.

7

Management’s Discussion and Analysis

Net income and adjusted net income from continuing operations

(unaudited) (in thousands of dollars, except per share data)	Three months ended December 31		Years ended December 31
	2019	2018	2019	2018
Net income	74,828	76,728	310,283	291,994
Amortization of intangible assets related to business acquisitions, net of tax	12,019	10,992	47,097	44,033
Net change in fair value and accretion expense of contingent considerations, net of tax	53	(9,292)	193	(8,928)
Net change in fair value of derivatives, net of tax	-	(9)	-	(262)
Net foreign exchange (gain) loss, net of tax	(383)	1,180	196	461
Impairment of intangible assets, net of tax	-	9,129	-	9,129
Bargain purchase gain	-	-	(10,787)	-
Gain on sale of land and buildings and assets held for sale, net of tax	(9,059)	(1,551)	(24,782)	(13,900)
Gain on sale of intangible assets, net of tax	-	(915)	-	(915)
Net loss from discontinued operations	1,715	-	14,193	-
Adjusted net income from continuing operations[1]	79,173	86,262	336,393	321,612
Adjusted EPS from continuing operations – basic[1]	0.97	0.99	4.03	3.66
Adjusted EPS from continuing operations – diluted[1]	0.95	0.96	3.94	3.54

For the three months ended December 31, 2019, TFI International’s net income was $74.8 million compared to $76.7 million in Q4 2018. The Company’s adjusted net income from continuing operations1, a non-IFRS measure, which excludes items listed in the above table, was $79.2 million this quarter compared to $86.3 million in Q4 2018, down 8% or $7.1 million. The adjusted EPS from continuing operations, fully diluted, decreased by $0.01 to $0.95 from $0.96 in Q4 2018.

For the year ended December 31, 2019, TFI International’s net income was $310.3 million compared to $292.0 million in 2018. The increase of $18.3 million is mainly attributable to the $10.8 million bargain purchase gain on the BeavEx acquisition, the increase of gains on sale of land and buildings and assets held for sale, net of tax, of $10.9 million and the contribution from business acquisitions of $32.4 million net of the loss from discontinued operations of $14.2 million. The Company’s adjusted net income from continuing operations was $336.4 million in 2019 compared to $321.6 million in 2018, up 5% or $14.8 million. Adjusted EPS from continuing operations, fully diluted, increased by 11%, to $3.94.

1 Refer to the section “Non-IFRS financial measures”.

8

Management’s Discussion and Analysis

SEGMENTED RESULTS

To facilitate the comparison of business level activity and operating costs between periods, the Company compares the revenue before fuel surcharge (“revenue”) and reallocates the fuel surcharge revenue to materials and services expenses within operating expenses. Note that “Total revenue” is not affected by this reallocation.

Selected segmented financial information

(unaudited) (in thousands of dollars)	Package and Courier	Less- Than- Truckload	Truckload	Logistics	Corporate	Eliminations	Total
Three months ended December 31, 2019
Revenue before fuel surcharge[1]	168,040	199,718	544,833	262,608	-	(8,723)	1,166,476
% of total revenue[2]	15%	18%	47%	20%			100%
Adjusted EBITDA from continuing operations	38,673	41,283	119,320	28,943	(10,707)	-	217,512
Adjusted EBITDA margin[3]	23.0%	20.7%	21.9%	11.0%			18.6%
Operating income (loss)	29,943	25,498	61,251	18,752	(11,154)	-	124,290
Operating margin[3]	17.8%	12.8%	11.2%	7.1%			10.7%
Net capital expenditures[4], [5]	4,385	36,893	23,528	1,323	6,808		72,937
Three months ended December 31, 2018*
Revenue before fuel surcharge[1]	177,323	231,994	528,164	235,590	-	(10,792)	1,162,279
% of total revenue[2]	15%	20%	46%	19%			100%
Adjusted EBITDA from continuing operations	36,521	32,209	99,376	21,555	(9,007)	-	180,654
Adjusted EBITDA margin[3]	20.6%	13.9%	18.8%	9.1%			15.5%
Operating income (loss)	34,409	23,461	52,282	2,851	(9,720)	-	103,283
Operating margin[3]	19.4%	10.1%	9.9%	1.2%			8.9%
Net capital expenditures4, [6]	8,342	5,197	55,469	365	558		69,931
YTD December 31, 2019
Revenue before fuel surcharge[1]	628,342	832,213	2,199,543	988,598	-	(35,067)	4,613,629
% of total revenue[2]	14%	18%	48%	20%			100%
Adjusted EBITDA from continuing operations	141,001	168,046	481,120	110,154	(35,821)	-	864,500
Adjusted EBITDA margin[3]	22.4%	20.2%	21.9%	11.1%			18.7%
Operating income (loss)	109,106	109,199	254,998	76,370	(38,053)	-	511,620
Operating margin[3]	17.4%	13.1%	11.6%	7.7%			11.1%
Total assets less intangible assets	234,955	529,077	1,567,027	206,707	64,587		2,602,353
Net capital expenditures4, [7]	14,508	36,448	143,097	2,638	5,618		202,309
YTD December 31, 2018*
Revenue before fuel surcharge[1]	633,046	902,320	2,064,588	953,727	-	(45,484)	4,508,197
% of total revenue[2]	14%	21%	46%	19%			100%
Adjusted EBITDA from continuing operations	125,197	117,006	380,707	91,348	(27,975)	-	686,283
Adjusted EBITDA margin[3]	19.8%	13.0%	18.4%	9.6%			15.2%
Operating income (loss)	113,214	85,132	207,723	54,492	(30,037)	-	430,524
Operating margin[3]	17.9%	9.4%	10.1%	5.7%			9.5%
Total assets less intangible assets	151,579	380,715	1,418,743	135,374	62,054		2,148,465
Net capital expenditures4, [8]	17,770	14,593	169,059	2,118	256		203,796
*

The current period results include the impacts from the adoption of IFRS 16 Leases as discussed in note 3 of the audited consolidated financial statements. As is permitted with this new standard, comparative information has not been restated and, therefore, may not be comparable.

When the Company changes the structure of its internal organization in a manner that causes the composition of its reportable segments to change, the corresponding information for the comparative period is recast to conform to the new structure.

1 Includes intersegment revenue.

2 Segment revenue including fuel and intersegment revenue to consolidated revenue including fuel and intersegment revenue.

3 As a percentage of revenue before fuel surcharge.

4 Additions to property and equipment, net of proceeds from sale of property and equipment and assets held for sale.

5 Q4 2019 net capital expenditures include proceeds from the sale of property for consideration of $8.0 million in the LTL segment and of $9.3 million in the TL segment.

6 Q4 2018 net capital expenditures include proceeds from the sale of property for consideration of $1.6 million in the LTL segment and of $2.5 million in the TL segment.

7 Q4 YTD 2019 net capital expenditures include proceeds from the sale of property for consideration of $2.5 million in the P&C segment, of $25.2 million in the LTL segment, of $21.2 million in the TL segment and of $2.0 million in the corporate segment.

8 Q4 YTD 2018 net capital expenditures include proceeds from the sale of property for consideration of $6.1 million in the LTL segment, of $24.3 million in the TL segment and of $0.8 million in the corporate segment.

9

Management’s Discussion and Analysis

Package and Courier

(unaudited)	Three months ended December 31				Years ended December 31
(in thousands of dollars)	2019	%	2018*	%	2019	%	2018*	%
Total revenue	191,422		204,428		715,821		728,556
Fuel surcharge	(23,382)		(27,105)		(87,479)		(95,510)
Revenue	168,040	100.0%	177,323	100.0%	628,342	100.0%	633,046	100.0%
Materials and services expenses (net of fuel surcharge)	73,574	43.8%	76,509	43.1%	269,837	42.9%	266,301	42.1%
Personnel expenses	46,493	27.7%	50,083	28.2%	183,246	29.2%	186,281	29.4%
Other operating expenses	9,259	5.5%	14,235	8.0%	34,460	5.5%	55,359	8.7%
Depreciation of property and equipment	3,438	2.0%	3,055	1.7%	13,322	2.1%	11,870	1.9%
Depreciation of right-of-use assets	4,901	2.9%	-	-	18,508	2.9%	-	-
Amortization of intangible assets	309	0.2%	306	0.2%	1,182	0.2%	1,362	0.2%
(Gain) loss on sale of rolling stock and equipment	61	0.0%	(25)	0.0%	(181)	0.0%	(92)	0.0%
Gain on derecognition of right-of-use assets	(20)	0.0%	-	-	(21)	0.0%	-	-
(Gain) loss on sale of land and buildings and assets held for sale	82	0.0%	-	-	(1,117)	-0.2%	-	-
Gain on sale of intangible assets	-	-	(1,249)	-0.7%	-	-	(1,249)	-0.2%
Operating income	29,943	17.8%	34,409	19.4%	109,106	17.4%	113,214	17.9%
Adjusted EBITDA	38,673	23.0%	36,521	20.6%	141,001	22.4%	125,197	19.8%

*  The current period results include the impacts from the adoption of IFRS 16 Leases as discussed in note 3 of the audited consolidated financial statements. As is permitted with this new standard, comparative information has not been restated and, therefore, may not be comparable.

Operational data	Three months ended December 31				Years ended December 31
(unaudited)	2019	2018	Variance	%	2019	2018	Variance	%
Revenue per pound (including fuel)	$0.47	$0.48	($0.01)	-2.1%	$0.47	$0.47	$0.00	0.0%
Revenue per pound (excluding fuel)	$0.41	$0.42	($0.01)	-2.4%	$0.41	$0.41	$0.00	0.0%
Revenue per shipment (including fuel)	$8.61	$8.43	$0.18	2.1%	$8.35	$8.19	$0.16	2.0%
Tonnage (in thousands of metric tons)	185	192	(7)	-3.6%	695	709	(14)	-2.0%
Shipments (in thousands)	22,244	24,238	(1,994)	-8.2%	85,743	88,998	(3,255)	-3.7%
Average weight per shipment (in lbs.)	18.33	17.46	0.87	5.0%	17.86	17.56	0.30	1.7%
Vehicle count, average	972	1,016	(44)	-4.3%	981	973	8	0.8%
Weekly revenue per vehicle (incl. fuel, in thousands of dollars)	$15.15	$15.48	($0.33)	-2.1%	$14.03	$14.40	($0.37)	-2.6%

Revenue

For the three-months ended December 31, 2019, revenue decreased by $9.3 million, from $177.3 million in 2018 to $168.0 million in 2019. This decrease in revenue is attributable to a 3.6% decrease in tonnage combined with a 2.4% decrease in revenue per pound (excluding fuel surcharge). The decrease in tonnage was the result of an 8.2% decrease in the number of shipments offset by a 5.0% increase in average weight per shipment. Those two variations are directly related to the Canada Post strike that took place in the first two months of the fourth quarter of 2018.

For the year ended December 31, 2019, revenue decreased by $4.7 million, or 0.7%, from $633.0 million to $628.3 million, due to a slight decline in volumes attributable to 2018 benefitting from the Canada Post strike.

Operating expenses

For the three months ended December 31, 2019, materials and services expenses, net of fuel surcharge revenue, decreased $2.9 million or 4% due to a $3.7 million decrease in sub-contractor costs. Personnel expenses as a percentage of revenue decreased from 28.2% in 2018 to 27.7% in 2019 and the reduction resulted mostly from lower direct salaries. Other operating expenses decreased $5.0 million in the fourth quarter of 2019 mainly due to the adoption of IFRS 16. Real estate lease expense decreased $4.8 million compared to Q4 2018 as, since January 1, 2019, a significant portion of these leases are now capitalized and a depreciation expense was recorded and presented under depreciation of right-of-use assets. Right-of-use assets depreciation on equipment and real estate leases amounted to $4.9 million for Q4 2019.

For the year ended December 31, 2019, materials and services expenses, net of fuel surcharge revenue, increased $3.5 million or 1.3% due to an $8.0 million decrease in fuel surcharge revenue partially offset by a $2.6 million reduction in rolling stock lease costs partly due to the adoption of IFRS 16. Personnel expenses as a percentage of revenue slightly decreased from 29.4% in 2018 to 29.2% in 2019 and that decrease resulted entirely from a reduction in direct salaries. Other operating expenses decreased $20.9 million in 2019 mainly due to real estate lease expense that decreased $20.8 million following the adoption of IFRS 16. Right-of-use assets depreciation on equipment and real estate leases amounted to $18.5 million in 2019.

Gain on sale of property

For the year ended December 31, 2019, a $1.1 million gain on sale of assets held for sale was recorded in the Package and Courier segment following the sale of one property for a consideration of $2.4 million.

Operating income

10

Management’s Discussion and Analysis

Operating income for the three months ended December 31, 2019 decreased by 13% or $4.5 million compared to the fourth quarter of 2018 and the operating margin was 17.8% in the fourth quarter of 2019 compared to 19.4% for the same period in 2018. The decrease is attributable to the fourth quarter in 2018 benefitting from the Canada Post strike.

For the year ended December 31, 2019, operating margin was 17.4%, a slight decrease from 17.9% in 2018.

Less-Than-Truckload

(unaudited)	Three months ended December 31				Years ended December 31
(in thousands of dollars)	2019	%	2018*	%	2019	%	2018*	%
Total revenue	231,421		272,212		964,951		1,057,396
Fuel surcharge	(31,703)		(40,218)		(132,738)		(155,076)
Revenue	199,718	100.0%	231,994	100.0%	832,213	100.0%	902,320	100.0%
Materials and services expenses (net of fuel surcharge)	99,034	49.6%	120,153	51.8%	418,836	50.3%	478,169	53.0%
Personnel expenses	50,426	25.2%	59,272	25.5%	212,037	25.5%	227,502	25.2%
Other operating expenses	10,276	5.1%	20,770	9.0%	35,430	4.3%	80,505	8.9%
Depreciation of property and equipment	6,794	3.4%	6,252	2.7%	26,168	3.1%	23,656	2.6%
Depreciation of right-of-use assets	8,129	4.1%	-	-%	32,937	4.0%	-	-%
Amortization of intangible assets	2,809	1.4%	2,750	1.2%	11,088	1.3%	10,792	1.2%
Gain on sale of rolling stock and equipment	(195)	-0.1%	(410)	-0.2%	(678)	-0.1%	(862)	-0.1%
Gain on derecognition of right-of-use assets	(1,106)	-0.6%	-	-%	(1,458)	-0.2%	-	-%
Gain on sale of land and buildings and assets held for sale	(1,947)	-1.0%	(254)	-0.1%	(11,346)	-1.4%	(2,574)	-0.3%
Operating income	25,498	12.8%	23,461	10.1%	109,199	13.1%	85,132	9.4%
Adjusted EBITDA	41,283	20.7%	32,209	13.9%	168,046	20.2%	117,006	13.0%

*  The current period results include the impacts from the adoption of IFRS 16 Leases as discussed in note 3 of the audited consolidated financial statements. As is permitted with this new standard, comparative information has not been restated and, therefore, may not be comparable.

Operational data	Three months ended December 31				Years ended December 31
(unaudited)	2019	2018	Variance	%	2019	2018	Variance	%
Adjusted operating ratio	88.2%	90.0%			88.2%	90.9%
Revenue per hundredweight (excluding fuel)	$13.19	$13.79	($0.60)	-4.4%	$13.29	$12.71	$0.58	4.6%
Revenue per shipment (including fuel)	$334.42	$324.84	$9.58	2.9%	$322.40	$305.69	$16.71	5.5%
Tonnage (in thousands of tons)	757	841	(84)	-10.0%	3,132	3,548	(416)	-11.7%
Shipments (in thousands)	692	838	(146)	-17.4%	2,993	3,459	(466)	-13.5%
Average weight per shipment (in lbs)	2,188	2,007	181	9.0%	2,093	2,051	42	2.0%
Average length of haul (in miles)	839	831	8	1.0%	830	828	2	0.2%
Vehicle count, average	1,016	1,020	(4)	-0.4%	1,024	992	32	3.2%

Revenue

For the three months ended December 31, 2019, the LTL segment’s revenue was $199.7 million, a $32.3 million, or 14%, decrease when compared to the same period in 2018. The decrease in revenue was due to a 10% decrease in tonnage combined with a 4.4% decrease in revenue per hundredweight (excluding fuel). The decrease in tonnage was the result of a 17% decrease in shipments partially offset by a 9% increase in average weight per shipment.

For the year ended December 31, 2019, revenue decreased $70.1 million or 8% to $832.2 million. For the year ended December 31, 2019, the LTL segment improved its yield as reflected by the 4.6% increase in revenue per hundredweight (excluding fuel) that went from $12.71 in 2018 to $13.29 in 2019.

Operating expenses

For the three months ended December 31, 2019, materials and services expenses, net of fuel surcharge revenue, decreased $21.1 million, or 18%, due to a $21.9 million decrease in sub-contractor cost, mostly attributable to a decrease in tonnage. Following the same trend, personnel expenses decreased 14.9% year-over-year. Other operating expenses decreased $10.5 million in the fourth quarter of 2019, mainly due to the adoption of IFRS 16. Real estate lease expense decreased $7.4 million compared to Q4 2018 as, since January 1, 2019, a significant portion of these leases are now capitalized and a depreciation expense was recorded and presented under depreciation of right-of-use assets. Right-of-use assets depreciation on equipment and real estate leases amounted to $8.1 million for Q4 2019.

For the year ended December 31, 2019, materials and services expenses, net of fuel surcharge, decreased $59.3 million, or 12%, due to a $65.7 million reduction in subcontractor cost. Personnel expenses as a percentage of revenue before fuel surcharge slightly increased from 25.2% in 2018 to 25.5% in 2019. Other operating expenses decreased $45.1 million when compared to the same period in 2018, mainly due to a $33.5 million decrease in real estate lease expense related to the adoption of IFRS 16. Right-of-use assets depreciation on equipment and real estate leases was $32.9 million for 2019.

11

Management’s Discussion and Analysis

Gain on sale of property

For the quarter ended December 31, 2019, a $1.9 million gain on sale of assets held for sale was recorded in the LTL segment following the sale of two properties for a total cash consideration of $8.0 million.

For the year ended December 31, 2019, an $11.3 million gain on sale of assets held for sale was recorded in the LTL segment following the sale of five properties for a total cash consideration of $25.2 million.

Operating income

Operating income for the three months ended December 31, 2019 increased $2.0 million, or 9%, when compared to the same period in 2018. As a percentage of revenue, operating income was 12.8% during the fourth quarter of 2019, a significant improvement versus 10.1% for the same period in 2018. The fourth quarter of 2019 adjusted operating ratio was 88.2%, a 1.8 percentage points improvement compared to 90.0% for the same period in 2018.

For the year ended December 31, 2019, operating income increased $24.1 million to $109.2 million and the adjusted operating ratio improved 2.7 percentage points, from 90.9% in 2018 to 88.2% in 2019. Although volume decreased 11.7% year over year, operating income grew through better yield and quality of revenue, continued tight asset management, cost optimisation and improvements in route density.

12

Management’s Discussion and Analysis

Truckload

(unaudited)	Three months ended December 31				Years ended December 31
(in thousands of dollars)	2019	%	2018*	%	2019	%	2018*	%
Total revenue	620,122		610,161		2,509,752		2,388,865
Fuel surcharge	(75,289)		(81,997)		(310,209)		(324,277)
Revenue	544,833	100.0%	528,164	100.0%	2,199,543	100.0%	2,064,588	100.0%
Materials and services expenses (net of fuel surcharge)	236,260	43.4%	236,226	44.7%	938,084	42.6%	956,913	46.3%
Personnel expenses	177,624	32.6%	177,024	33.5%	729,358	33.2%	665,143	32.2%
Other operating expenses	16,545	3.0%	19,738	3.7%	70,970	3.2%	71,621	3.5%
Depreciation of property and equipment	47,805	8.8%	41,926	7.9%	180,590	8.2%	158,708	7.7%
Depreciation of right-of-use assets	9,300	1.7%	-	-	32,120	1.5%	-	-
Amortization of intangible assets	7,494	1.4%	6,728	1.3%	29,734	1.4%	27,464	1.3%
Gain on sale of rolling stock and equipment	(4,755)	-0.9%	(4,200)	-0.8%	(19,502)	-0.9%	(9,796)	-0.5%
Gain on derecognition of right-of-use assets	(161)	-0.0%	-	-	(487)	-0.0%	-	-
Gain on sale of land and buildings and assets held for sale	(6,530)	-1.2%	(1,560)	-0.3%	(16,322)	-0.7%	(13,188)	-0.6%
Operating income	61,251	11.2%	52,282	9.9%	254,998	11.6%	207,723	10.1%
Adjusted EBITDA	119,320	21.9%	99,376	18.8%	481,120	21.9%	380,707	18.4%

*   The current period results include the impacts from the adoption of IFRS 16 Leases as discussed in note 3 of the audited consolidated financial statements. As is permitted with this new standard, comparative information has not been restated and, therefore, may not be comparable.

Operational data (unaudited)	Three months ended December 31				Years ended December 31
(all Canadian dollars unless otherwise specified)	2019	2018	Variance	%	2019	2018	Variance	%

U.S. based Conventional TL
Revenue (in thousands of U.S. dollars)	155,861	168,451	(12,590)	-7.5%	646,158	678,983	(32,825)	-4.8%
Adjusted operating ratio	92.4%	93.3%			91.5%	94.6%
Total mileage (in thousands)	84,291	90,658	(6,367)	-7.0%	351,490	381,195	(29,705)	-7.8%
Tractor count, average	2,929	3,053	(124)	-4.1%	2,960	3,083	(123)	-4.0%
Trailer count, average	11,007	11,180	(173)	-1.5%	11,008	11,199	(191)	-1.7%
Tractor age	1.8	2.0	(0.2)	-10.0%	1.8	2.0	(0.2)	-10.0%
Trailer age	6.5	6.8	(0.3)	-4.4%	6.5	6.8	(0.3)	-4.4%
Number of owner operators, average	424	408	16	3.9%	400	457	(57)	-12.5%

Canadian based Conventional TL
Revenue (in thousands of dollars)	74,803	79,017	(4,214)	-5.3%	300,933	313,305	(12,372)	-3.9%
Adjusted operating ratio	85.9%	85.9%			85.6%	87.0%
Total mileage (in thousands)	24,237	26,019	(1,782)	-6.8%	98,943	106,167	(7,224)	-6.8%
Tractor count, average	641	708	(67)	-9.5%	684	712	(28)	-3.9%
Trailer count, average	2,826	3,043	(217)	-7.1%	2,884	3,088	(204)	-6.6%
Tractor age	2.3	2.7	(0.4)	-14.8%	2.3	2.7	(0.4)	-14.8%
Trailer age	5.4	5.5	(0.1)	-1.8%	5.4	5.5	(0.1)	-1.8%
Number of owner operators, average	317	363	(46)	-12.7%	333	367	(34)	-9.3%

Specialized TL
Revenue (in thousands of dollars)	264,591	227,438	37,153	16.3%	1,049,546	877,463	172,083	19.6%
Adjusted operating ratio	89.3%	89.2%			88.3%	87.9%
Tractor count, average	2,189	1,546	643	41.6%	2,099	1,450	649	44.8%
Trailer count, average	6,142	4,693	1,449	30.9%	6,121	4,653	1,468	31.5%
Tractor age	4.0	3.5	0.5	14.3%	4.0	3.5	0.5	14.3%
Trailer age	11.7	9.7	2.0	20.6%	11.7	9.7	2.0	20.6%
Number of owner operators, average	1,224	1,102	122	11.1%	1,191	1,085	107	9.8%

Revenue

For the three months ended December 31, 2019, TL revenue increased by $16.7 million or 3%, from $528.2 million in Q4 2018 to $544.8 million in Q4 2019, mainly due to business acquisitions’ contribution of $60.5 million, offset by mileage and volume decreases. Average revenue per total mile for conventional TL operations decreased by 0.6% in Canada and by 1.1% in the U.S. compared to Q4 2018.

As part of its asset-light strategy, the TL segment increased its brokerage revenue by 8%, to $75.2 million compared to the same quarter last year.

For the year ended December 31, 2019, TL revenue increased by $135.0 million or 7%, from $2,064.6 million in 2018 to $2,199.5 million in 2019. This increase is mainly due to recent business acquisitions’ contribution of $256.0 million and favourable currency fluctuations of $29.3 million, offset by a decrease in revenue from existing operations of $121.1 million. On the brokerage side, revenue increased $16.7 million or 6%, while margins were steady.

Operating expenses

For the three months ended December 31, 2019, operating expenses, including business acquisition impact and net of fuel surcharge, increased by $7.7 million or 2%, from $475.9 million in Q4 2018 to $483.6 million in Q4 2019. Material and services expenses, net of fuel surcharge, decreased by 1.3

13

Management’s Discussion and Analysis

percentage points of revenue compared to the fourth quarter of 2018, mainly due to the adoption of IFRS 16. Equipment lease expense decreased by $7.4 million compared to Q4 2018, as a significant portion of these leases have been capitalized since January 1, 2019 and a depreciation expense of $9.3 million, of which $7.1 million is attributable to operational equipment, was recorded and presented under depreciation of right-of-use assets in Q4 2019. Personnel expenses remained steady in the fourth quarter year over year and as a percentage of revenue. Other operating expenses decreased by $3.2 million or 16% compared to Q4 2018, mainly due to the adoption of IFRS 16, where $2.1 million has been presented under depreciation of right-of-use assets for leased buildings in Q4 2019. The Company continues to improve its cost structure and increase the efficiency and profitability of its existing fleet and network of independent contractors.

For the year ended December 31, 2019, TL operating expenses, net of fuel surcharge, increased by $87.7 million or 5%, which is mainly due to business acquisitions. Excluding business acquisitions, operating expenses decreased by $144.0 million or 8%, from $1,856.9 million in 2018 to $1,712.9 million in 2019.

Gain on sale of property

For the year ended December 31, 2019, a $16.3 million gain on sale of assets held for sale was recorded in the Truckload segment following the sale of four properties for a total consideration of $21.2 million.

Operating income

The Company’s operating income in the TL segment for the three months ended December 31, 2019 reached $61.3 million, up from $52.3 million in Q4 2018. This represents an increase of 17% and is mainly due to higher quality of freight, lower costs, and a more efficient truckload freight network. Initiatives aimed at equipment cost reductions have continued to yield positive results, including lower repair and maintenance costs due to a newer fleet. Operating margin increased to 11.2% compared to 9.9% in Q4 2018.

For the year ended December 31, 2019, the TL segment increased its operating income by $47.3 million or 23%, from $207.7 million in 2018 to $255.0 million in 2019 as a result of better performance and a $3.1 million increase in gain on sales of assets held for sale.

Logistics

(unaudited)	Three months ended December 31				Years ended December 31
(in thousands of dollars)	2019	%	2018*	%	2019	%	2018*	%
Total revenue	272,252		246,990		1,027,752		1,000,186
Fuel surcharge	(9,644)		(11,400)		(39,154)		(46,459)
Revenue	262,608	100.0%	235,590	100.0%	988,598	100.0%	953,727	100.0%
Materials and services expenses (net of fuel surcharge)	184,809	70.4%	165,484	70.2%	695,167	70.3%	661,796	69.4%
Personnel expenses	33,563	12.8%	31,549	13.4%	128,124	13.0%	134,000	14.1%
Other operating expenses	15,507	5.9%	17,034	7.2%	55,499	5.6%	66,736	7.0%
Depreciation of property and equipment	847	0.3%	774	0.3%	2,848	0.3%	2,969	0.3%
Depreciation of right-of-use assets	3,328	1.3%	-	-	18,776	1.9%	-	-
Amortization of intangible assets	6,016	2.3%	5,348	2.3%	22,947	2.3%	21,298	2.2%
Impairment of intangible assets	-	-	12,559	5.3%	-	-	12,559	1.3%
Bargain purchase gain	-	-	-	-	(10,787)	-1.1%	-	-
Gain on sale of rolling stock and equipment	(6)	-0.0%	(32)	-0.0%	(55)	-0.0%	(153)	-0.0%
Gain on derecognition of right-of-use assets	(208)	-0.1%	-	-	(291)	-0.0%	-	-
Loss on sale of land and buildings and assets held for sale	-	-	23	0.0%	-	-	30	0.0%
Operating income	18,752	7.1%	2,851	1.2%	76,370	7.7%	54,492	5.7%
Adjusted EBITDA	28,943	11.0%	21,555	9.1%	110,154	11.1%	91,348	9.6%
*

The current period results include the impacts from the adoption of IFRS 16 Leases as discussed in note 3 of the audited consolidated financial statements. As is permitted with this new standard, comparative information has not been restated and, therefore, may not be comparable.

Revenue

For the three months ended December 31, 2019, revenue increased by $27.0 million, or 11%, from $235.6 million in 2018 to $262.6 million. Excluding business acquisitions, revenue decreased by $20.8 million mainly attributable to lower volumes and non-recurring business in the prior year period.

For the year ended December 31, 2019, revenue increased by $34.9 million, or 4%, from $953.7 million to $988.6 million. Excluding business acquisitions, revenue decreased by 8% or $76.3 million.

Approximately 72% (2018 – 69%) of the Logistics segment’s revenues in the quarter were generated from operations in the U.S. and Mexico and approximately 28% (2018 – 31%) were generated from operations in Canada.

14

Management’s Discussion and Analysis

Operating expenses

For the three months ended December 31, 2019, total operating expenses, net of fuel surcharge, increased by $11.2 million, or 5%, from $232.7 million in Q4 2018 to $243.9 million. As a percentage of revenue, materials and services expenses, net of fuel surcharge, increased by 0.2 percentage points of revenue in the fourth quarter of 2019 while personnel expenses decreased by 0.6 percentage points of revenue. Other operating expenses as a percentage of revenue decreased from 7.2% in 2018 to 5.9% in 2019 mainly due to the adoption of IFRS 16. Real estate lease expense decreased $5.3 million compared to Q4 2018 as, since January 1, 2019, a significant portion of these leases are now capitalized, and a depreciation expense was recorded and presented under depreciation of right-of-use assets. Right-of-use assets depreciation on equipment and real estate leases amounted to $3.3 million for Q4 2019.

For the year ended December 31, 2019, operating expenses increased $13.0 million compared to 2018, from $899.2 million to $912.2 million. This increase was mostly attributable to higher volumes offset by a foreign exchange impact.

Operating income

Operating income in the Logistic segment for the three-months ended December 31, 2019 increased by $15.9 million compared to the fourth quarter of 2018, from $2.9 million to $18.8 million. Excluding the $12.6 million impairment in the last quarter of 2018, operating income increased 22% or $3.3 million with the operating margin increasing 0.6 percentage points to 7.1%.

For the year ended December 31, 2019, operating income increased 40% or $21.9 million compared to 2018, from $54.5 million to $76.4 million. Excluding the $12.6 million impairment in the last quarter of 2018, operating income increased 14% or $9.3 million with the operating margin increasing 0.7 percentage points to 7.7%.

LIQUIDITY AND CAPITAL RESOURCES

Sources and uses of cash

(unaudited) (in thousands of dollars)	Three months ended December 31		Years ended December 31
	2019	2018*	2019	2018*
Sources of cash:
Net cash from continuing operating activities	176,177	173,848	665,292	543,503
Proceeds from sale of property and equipment	27,438	25,461	95,180	81,051
Proceeds from sale of assets held for sale	17,230	2,782	51,918	29,226
Net variance in cash and bank indebtedness	281	-	-	3,237
Net proceeds from long-term debt	-	79,514	181,117	21,727
Others	6,416	3,029	24,456	19,874
Total sources	227,542	284,634	1,017,963	698,618
Uses of cash:
Purchases of property and equipment	122,310	113,004	346,313	314,300
Business combinations, net of cash acquired	(371)	81,375	200,401	156,487
Net variance in cash and bank indebtedness	-	258	8,494	-
Net repayment of long-term debt	24,075	-	-	-
Repayment of lease liabilities	26,213	-	99,573	-
Dividends paid	19,660	18,475	80,703	74,096
Repurchase of own shares	30,133	61,891	255,692	139,622
Net cash used in discontinued operations	1,715	-	16,176	-
Others	3,807	9,631	10,611	14,113
Total usage	227,542	284,634	1,017,963	698,618
*

The current period results include the impacts from the adoption of IFRS 16 Leases as discussed in note 3 of the audited consolidated financial statements. As is permitted with this new standard, comparative information has not been restated and, therefore, may not be comparable.

Cash flow from continuing operating activities

For the year ended December 31, 2019, net cash from continuing operating activities increased by 22% to $665.3 million from $543.5 million in 2018. This $121.8 million increase is attributable to positive changes in cash generated from operating activities driven by stronger operating results and the replacement of lease expenses by the repayment of lease liabilities included in financing activities and interest on lease liabilities as a result of the adoption of IFRS 16 Leases. IFRS 16 positively impacted cash from operating activities by a net amount of $99.6 million (which represents repayment of lease liabilities which is classified as financing cash flows in 2019, compared with operating cash flows in 2018). In addition, income taxes paid negatively impacted net cash from continuing operating activities by $33.7 million, attributable to increased income tax installments required on stronger operating results and the payment of the prior year tax balances.

15

Management’s Discussion and Analysis

Cash flow used in investing activities from continuing operations

Property and equipment

The following table presents the additions of property and equipment by category for the three-month periods and years ended December 31, 2019 and 2018.

(unaudited) (in thousands of dollars)	Three months ended December 31		Years ended December 31
	2019	2018	2019	2018
Additions to property and equipment:
Purchases as stated on cash flow statements	122,310	113,004	346,313	314,300
Non-cash adjustments	(4,705)	(14,830)	3,094	(227)
	117,605	98,174	349,407	314,073
Additions by category:
Land and buildings	48,204	3,625	52,566	15,412
Rolling stock	65,283	91,520	280,704	284,459
Equipment	4,118	3,029	16,137	14,202
	117,605	98,174	349,407	314,073

The Company invests in new equipment to maintain its quality of service while minimizing maintenance costs. Its capital expenditures reflect the level of reinvestment required to keep its equipment in good order and to maintain a strategic allocation of its capital resources.

In the normal course of activities, the Company constantly renews its rolling stock equipment generating regular proceeds and gain or loss on disposition. The following table indicates the proceeds and gains or losses from sale of property and equipment and assets held for sale by category for the three-month periods and years ended December 31, 2019 and 2018.

(unaudited) (in thousands of dollars)	Three months ended December 31		Years ended December 31
	2019	2018	2019	2018
Proceeds by category:
Land and buildings	17,171	4,121	50,871	31,153
Rolling stock	27,407	24,095	95,039	79,049
Equipment	90	27	1,188	75
	44,668	28,243	147,098	110,277
Gains (losses) by category:
Land and buildings	8,435	1,791	27,878	16,144
Rolling stock	4,934	4,707	21,450	11,007
Equipment	(79)	(40)	(287)	(104)
	13,290	6,458	49,041	27,047

Business acquisitions

For the year ended December 31, 2019, cash used in business acquisitions totalled $200.4 million to acquire eight businesses. Refer to the section of this report entitled “2019 business acquisitions” and further information can be found in note 5 of the December 31, 2019 audited consolidated financial statements.

Cash flow used in discontinued operations

For the year ended December 31, 2019, discontinued operations used cash of $16.2 million.

16

Management’s Discussion and Analysis

Free cash flow from continuing operations

(unaudited) (in thousands of dollars)	Three months ended December 31		Years ended December 31
	2019	2018*	2019	2018*
Net cash from continuing operating activities	176,177	173,848	665,292	543,503
Additions to property and equipment	(117,605)	(98,174)	(349,407)	(314,073)
Proceeds from sale of property and equipment	27,438	25,461	95,180	81,051
Proceeds from sale of assets held for sale	17,230	2,782	51,918	29,226
Free cash flow from continuing operations[1]	103,240	103,917	462,983	339,707
*

The current period results include the impacts from the adoption of IFRS 16 Leases as discussed in note 3 of the audited consolidated financial statements. As is permitted with this new standard, comparative information has not been restated and, therefore, may not be comparable.

The Company’s objectives when managing its cash flow from operations are to ensure proper capital investment in order to provide stability and competitiveness for its operations, to ensure sufficient liquidity to pursue its growth strategy, and to undertake selective business acquisitions within a sound capital structure and a solid financial position.

For the year ended December 31, 2019, TFI International generated free cash flow from continuing operations of $463.0 million, compared to $339.7 million in 2018, which represents a year-over-year increase of $123.3 million. This increase is mainly due to more net cash from continuing operating activities of $121.8 million, largely stemming from the adoption of IFRS 16 which had a positive impact of $99.6 million.

The free cash flow conversion, which measures the level of capital employed to generate earnings, improved for the three months ended December 31, 2019 to 80.7% from 61.0%, due a higher volume of net capital expenditures in 2018. For the year ended December 31, 2019 the free cash flow conversion improved to 76.8% from 68.0%.

Based on the December 31, 2019 closing share price of $43.77, the free cash flow generated by the Company during 2019 ($463.0 million) represented a yield of 13.0%.

Financial position

(unaudited) (in thousands of dollars)	As at December 31, 2019	As at December 31, 2018*	As at December 31, 2017*
Total assets	4,557,255	4,049,960	3,727,628
Long-term debt	1,744,687	1,584,423	1,498,396
Lease liabilities	461,842	-	-
Shareholders’ equity	1,505,689	1,576,854	1,415,124
*

The current period figures include the impacts from the adoption of IFRS 16 Leases as discussed in note 3 of the audited consolidated financial statements. As is permitted with this new standard, comparative information has not been restated and, therefore, may not be comparable.

Compared to December 31, 2018, the Company’s total assets and long-term debt and lease liabilities increased, mainly as a result of the implementation of IFRS 16: total assets increased by $439.4 million and lease liabilities increased by $483.5 million. Please refer to note 3 of the audited consolidated financial statements for more details on IFRS 16.

As at December 31, 2019, the Company’s working capital (current assets less current liabilities) was $50.6 million compared to $52.8 million as at December 31, 2018. The decrease is mainly attributable to the increase in the short term portion of the lease liabilities of $99.1 million, net of a decrease in the current portion of long term debt of $68.7 million and a reclassification of a note receivable to short term in the amount of $24.8 million.

[1]	Refer to the section “Non-IFRS financial measures”.

17

Management’s Discussion and Analysis

Contractual obligations, commitments, contingencies and off-balance sheet arrangements

The following table indicates the Company’s contractual obligations with their respective maturity dates at December 31, 2019, excluding future interest payments.

(unaudited) (in thousands of dollars)	Total	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years
Unsecured revolving facility – June 2023	593,495	-	-	593,495	-
Unsecured revolving facility – November 2020	11,970	11,970	-	-	-
Unsecured term loan – June 2021 & 2022	610,000	-	610,000	-	-
Unsecured debenture – December 2024	200,000	-	-	200,000	-
Unsecured senior notes – December 2026	194,820	-	-	-	194,820
Conditional sales contracts	139,591	41,677	67,030	30,661	223
Lease liabilities	461,842	99,133	155,552	95,623	111,534
Total contractual obligations	2,211,718	152,780	832,582	919,779	306,577

On February 1, 2019, the $500 million unsecured term loan was amended to increase the indebtedness to $575 million. On February 11, 2019, the related incremental funds were used to reimburse a separate $75 million unsecured term loan that was due to mature in August 2019.

On February 1, 2019, the Company renegotiated the pricing grid of both its revolving credit facility and $575 million term loan. The $575 million term loan remains within the confines of the credit facility, but now has a pricing grid different than the revolving credit facility. Based on the current funded-debt-to-EBITDA ratio defined below, the renegotiation has no impact on the interest charged on the revolving credit facility, however it reduces the interest rate charged on the term loan by 34 basis points.

On June 27, 2019, the Company extended its existing revolving credit facility by one year, to June 2023.

On June 27, 2019, the Company extended the maturity of the $575 million unsecured term loan by one year for each tranche, with $200 million now due in June 2021 and $375 million now due in June 2022.

On November 22, 2019, the Company entered into a new revolving credit facility agreement. The credit facility is unsecured and provides an availability of US$25 million maturing in November 2020. The interest applied to this credit facility is the same as applied to the existing revolving credit facility.

On December 20, 2019, the Company entered into a new unsecured senior note agreement. This loan takes the form of senior notes each carrying an interest rate of 3.85% and with a December 2026 maturity date.

On December 20, 2019, the unsecured debenture was amended to increase the indebtedness by $75 million, to $200 million, and to extend maturity date by four years, to December 2024. Following this amendment, debenture is now carrying an interest rate between 3.32% and 4.22% (2018 – 3.00% to 3.45%) depending on certain ratios.

On December 27, 2019, the $575 million unsecured term loan was amended to increase the indebtedness to $610 million. This amendment increased the $375 million tranche due in June 2022 to $410 million.

The following table indicates the Company’s financial covenants to be maintained under its credit facility. These covenants are measured on a consolidated rolling twelve-month basis and are calculated as prescribed by the credit agreement which, among other things, requires the exclusion of the impact of the new standard IFRS 16 Leases:

Covenants	Requirements	As at December 31, 2019
Funded debt-to- EBITDA ratio [ratio of total debt plus letters of credit and some other long-term liabilities to earnings before interest, income tax, depreciation and amortization (“EBITDA”), including last twelve months adjusted EBITDA from business acquisitions]	< 3.50	2.25
EBITDAR-to-interest and rent ratio [ratio of EBITDAR (EBITDA before rent and including last twelve months adjusted EBITDAR from business acquisitions) to interest and net rent expenses]	> 1.75	4.54

As at December 31, 2019, the Company had $41.7 million of outstanding letters of credit ($39.4 million on December 31, 2018).

As at December 31, 2019, the Company had $35.2 million of purchase commitments and $12.0 million of purchase orders that the Company intends to enter into a lease that is expected to materialize within a year (December 31, 2018 – $51.0 million and nil, respectively).

18

Management’s Discussion and Analysis

Dividends and outstanding share data

Dividends

The Company declared $21.2 million in dividends, or $0.26 per common share, in the fourth quarter of 2019. On February 10, 2020, the Board of Directors approved a quarterly dividend of $0.26 per outstanding common share of the Company’s capital, for an expected aggregate payment of $21.2 million to be paid on April 15, 2020 to shareholders of record at the close of business on March 31, 2020.

NCIB on common shares

Pursuant to the renewal of the normal course issuer bid (“NCIB”), which began on October 2, 2019 and expires on October 1, 2020, the Company is authorized to repurchase for cancellation up to a maximum of 7,000,000 of its common shares under certain conditions. As at December 31, 2019, and since the inception of this NCIB, the Company has repurchased and cancelled 679,100 common shares.

For the year ended December 31, 2019, the Company repurchased 6,409,446 common shares (as compared to 3,755,002 in 2018) at a weighted average price of $39.89 per share (as compared to $37.18 in 2018) for a total purchase price of $255.7 million (as compared to $139.6 million in 2018).

Outstanding shares, stock options and restricted share units

A total of 81,450,326 common shares were outstanding as at December 31, 2019 (December 31, 2018 – 86,397,588). There was no material change in the Company’s outstanding share capital between December 31, 2019 and February 10, 2020.

As at December 31, 2019, the number of outstanding options to acquire common shares issued under the Company’s stock option plan was 4,421,866 (December 31, 2018 – 5,031,161) of which 3,039,635, were exercisable (December 31, 2018 – 3,863,610). On February 27, 2019, the Board of Directors approved the grant of 909,404 stock options under the Company’s stock option plan. Each stock option entitles the holder to purchase one common share of the Company at an exercise price based on the volume-weighted average trading price of the Company’s shares for the last five trading days immediately preceding the effective date of the grant.

As at December 31, 2019, the number of restricted share units (‘’RSUs’’) granted under the Company’s equity incentive plan to its senior employees was 239,337 (December 31, 2018 – 147,081). On February 27, 2019, the Board of Directors approved the grant of 152,965 RSUs under the Company’s equity incentive plan. The RSUs will vest in December of the second year following the grant date. Upon satisfaction of the required service period, the plan provides for settlement of the award through shares.

Legal proceedings

The Company is involved in litigation arising from the ordinary course of business primarily involving claims for bodily injury and property damage. It is not feasible to predict or determine the outcome of these or similar proceedings. However, the Company believes the ultimate recovery or liability, if any, resulting from such litigation individually or in total would not materially adversely nor positively affect the Company’s financial condition or performance and, if necessary, has been provided for in the financial statements.

OUTLOOK

North American economic growth has continued despite headwinds from international trade negotiations and other geopolitical uncertainties, with unemployment rates near multi-decade lows and favorable readings for both consumer confidence and business optimism. The operating environment remained challenging for the transportation and logistics industry throughout 2019 largely due to overcapacity concerns. More recently there have been early indications of improvement, with volumes and spot rates showing signs of stabilization. In this mixed environment, TFI International believes it is favorably positioned and confident it can continue to execute its business plan, including internal initiatives designed to enhance profitability via improved efficiencies, acquisition-related synergies and cost savings.

Looking ahead, one potential risk to the Company’s business is an economic decline after several years of expansion, potentially caused by international trade negotiations that have already resulted in higher tariffs on shipped goods. Further economic challenges could in turn reverse recent improvements in industry overcapacity and drive additional pricing pressure. Other risks include the possibility of more pronounced driver shortages and accompanying upward pressure on wages, and the potential for higher fuel, insurance, interest rates and other costs.

Cognizant of changing macro conditions, TFI International seeks to generate strong and consistent free cash flow by executing on the fundamentals of the business regardless of the economic cycle. This approach includes focusing on profitable business, improving efficiency, rationalizing assets to avoid internal overcapacity, and tightly controlling costs. In addition, the Company plans to capture M&A-related operating synergies and continue its disciplined pursuit of acquisition candidates in the fragmented North American transportation and logistics market.

TFI International also aims to distinguish itself by providing innovative, value-added solutions to its growing North American customer base. The Company is embracing an asset-light business model, and deploying capital toward initiatives that it believes provide strong returns and solid cash flow.

19

Management’s Discussion and Analysis

In summary, the Company believes it is well positioned to benefit from the current dynamics in the North American freight environment, and that through adherence to its operating principles, with the same discipline and rigor that have made TFI International a North American leader in the transportation and logistics industry, it intends to continue to create long-term shareholder value.

SUMMARY OF EIGHT MOST RECENT QUARTERLY RESULTS

(unaudited) - (in millions of dollars, except per share data)
	Q4’19	Q3’19	Q2’19	Q1’19	Q4’18*	Q3’18*	Q2’18*	Q1’18*
Total revenue	1,305.5	1,304.8	1,337.8	1,230.8	1,321.4	1,287.6	1,317.7	1,196.5
Adjusted EBITDA from continuing operations[1]	217.5	221.6	236.5	188.9	180.7	190.0	186.7	129.0
Operating income from continuing operations	124.3	131.9	149.2	106.3	103.3	128.2	123.6	75.4
Net income	74.8	82.6	87.7	65.1	76.7	86.7	80.4	48.2
EPS – basic	0.92	1.00	1.04	0.76	0.88	0.99	0.92	0.54
EPS – diluted	0.90	0.98	1.01	0.74	0.85	0.96	0.89	0.53
Net income from continuing operations	76.5	82.6	100.2	65.1	76.7	86.7	80.4	48.2
EPS from continuing operations – basic	0.94	1.00	1.19	0.76	0.88	0.99	0.92	0.54
EPS from continuing operations – diluted	0.92	0.98	1.16	0.74	0.85	0.96	0.89	0.53
Adjusted net income from continuing operations[1]	79.2	88.1	102.0	67.1	86.3	95.0	89.9	50.4
Adjusted EPS from continuing operations- diluted[1]	0.95	1.04	1.18	0.77	0.96	1.05	0.99	0.55
*

The current period results include the impacts from the adoption of IFRS 16 Leases as discussed in note 3 of the audited consolidated financial statements. As is permitted with this new standard, comparative information has not been restated and, therefore, may not be comparable.

The differences between the quarters are mainly the result of seasonality (softer in Q1) and business acquisitions. Higher 2019 and 2018 operating income was also driven by strong execution across the organization, increased quality of revenue, cost efficiencies and improvement in the Company’s U.S. TL operating segment. In 2019, higher adjusted EBITDA from continuing operations, compared to the same periods in the prior year, is partially due to the implementation of IFRS 16 as lease expense was replaced by depreciation of right-of-use assets and interests on lease liabilities.

NON-IFRS FINANCIAL MEASURES

Financial data have been prepared in conformity with IFRS, including the following measures:

Operating expenses: Operating expenses include: a) materials and services expenses, which are primarily costs related to independent contractors and vehicle operation; vehicle operation expenses, which primarily include fuel, repairs and maintenance, vehicle leasing costs, insurance, permits and operating supplies; b) personnel expenses; c) other operating expenses, which are primarily composed of costs related to offices’ and terminals’ rent, taxes, heating, telecommunications, maintenance and security and other general administrative expenses; d) depreciation of property and equipment, depreciation of right-of-use assets, amortization of intangible assets and gain or loss on the sale of rolling stock and equipment, on derecognition of right-of use assets and on sale of land and buildings and assets held for sale; e) bargain purchase gain; and f) impairment of intangible assets.

Operating income (loss) from continuing operations: Net income or loss from continuing operations before finance income and costs and income tax expense (recovery), as stated in the audited consolidated financial statements.

This MD&A includes references to certain non-IFRS financial measures as described below. These non-IFRS measures do not have any standardized meanings prescribed by IFRS and are therefore unlikely to be comparable to similar measures presented by other companies. Accordingly, they should not be considered in isolation, in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with IFRS. The terms and definitions of IFRS and non-IFRS measures used in this MD&A and a reconciliation of each non-IFRS measure to the most directly comparable IFRS measure are provided below.

Adjusted net income from continuing operations: Net income or loss excluding amortization of intangible assets related to business acquisitions, net change in the fair value and accretion expense of contingent considerations, net change in the fair value of derivatives, net foreign exchange gain or

[1]	Refer to the section “Non-IFRS financial measures”.

20

Management’s Discussion and Analysis

loss, impairment of intangible assets, bargain purchase gain, gain or loss on sale of land and buildings, assets held for sale and intangible assets, and loss from discontinued operations, net of tax. In presenting an adjusted net income from continuing operations and adjusted EPS from continuing operations, the Company’s intent is to help provide an understanding of what would have been the net income from continuing operations and earnings per share from continuing operations in a context of significant business combinations and excluding specific impacts and to reflect earnings from a strictly operating perspective. The amortization of intangible assets related to business acquisitions comprises amortization expense of customer relationships, trademarks and non-compete agreements accounted for in business combinations and the income tax effects related to this amortization. Management also believes, in excluding amortization of intangible assets related to business acquisitions, it provides more information on the amortization of intangible asset expense portion, net of tax, that will not have to be replaced to preserve the Company’s ability to generate similar future cash flows. The Company excludes these items because they affect the comparability of its financial results and could potentially distort the analysis of trends in its business performance. Excluding these items does not imply they are necessarily non-recurring. See reconciliation on page 8.

Adjusted earnings per share (adjusted “EPS”) from continuing operations - basic: Adjusted net income from continuing operations divided by the weighted average number of common shares.

Adjusted EPS from continuing operations - diluted: Adjusted net income from continuing operations divided by the weighted average number of diluted common shares.

Adjusted EBITDA from continuing operations: Net income or loss from continuing operations before finance income and costs, income tax expense, depreciation, amortization, impairment of intangible assets, bargain purchase gain, and gain or loss on sale of land and buildings, assets held for sale and intangible assets. Segmented adjusted EBITDA from continuing operations refers to operating income (loss) from continuing operations before depreciation, amortization, impairment of intangible assets, bargain purchase gain, and gain or loss on sale of land and buildings, assets held for sale and intangible assets. Management believes adjusted EBITDA from continuing operations to be a useful supplemental measure. Adjusted EBITDA from continuing operations is provided to assist in determining the ability of the Company to assess its performance.

Consolidated adjusted EBITDA from continuing operations reconciliation:

(unaudited) (in thousands of dollars)	Three months ended December 31		Years ended December 31
	2019	2018*	2019	2018*
Net income from continuing operations	76,543	76,728	324,476	291,994
Net finance costs (income)	22,342	(40)	85,641	48,306
Income tax expense	25,405	26,595	101,503	90,224
Depreciation of property and equipment	59,028	52,392	223,794	198,492
Depreciation of right-of-use assets	25,751	-	102,573	-
Amortization of intangible assets	16,838	15,460	65,925	62,101
Impairment of intangible assets	-	12,559	-	12,559
Bargain purchase gain	-	-	(10,787)	-
Gain on sale of land and buildings	(10)	(312)	(12)	(524)
Gain on sale of assets held for sale	(8,385)	(1,479)	(28,613)	(15,620)
Gain on sale of intangible assets	-	(1,249)	-	(1,249)
Adjusted EBITDA from continuing operations	217,512	180,654	864,500	686,283

*  The current period results include the impacts from the adoption of IFRS 16 Leases as discussed in note 3 of the audited consolidated financial statements. As is permitted with this new standard, comparative information has not been restated and, therefore, may not be comparable. More specifically, in 2019, $44.2 million of lease expenses have been included in Adjusted EBITDA from continuing operations, whereas in 2018, $152.0 million of operating lease expenses have been included in Adjusted EBITDA from continuing operations.

Segmented adjusted EBITDA from continuing operations reconciliation:

(unaudited) (in thousands of dollars)	Three months ended December 31		Years ended December 31
	2019	2018*	2019	2018*
Package and Courier
Operating income	29,943	34,409	109,106	113,214
Depreciation and amortization	8,648	3,361	33,012	13,232
(Gain) loss on sale of assets held for sale	82	-	(1,117)	-
Gain on sale of intangible assets	-	(1,249)	-	(1,249)
Adjusted EBITDA	38,673	36,521	141,001	125,197

21

Management’s Discussion and Analysis

(unaudited) (in thousands of dollars)	Three months ended December 31		Years ended December 31
	2019	2018*	2019	2018*
Less-Than-Truckload
Operating income	25,498	23,461	109,199	85,132
Depreciation and amortization	17,732	9,002	70,193	34,448
Gain on sale of land and buildings	-	(336)	-	(275)
(Gain) loss on sale of assets held for sale	(1,947)	82	(11,346)	(2,299)
Adjusted EBITDA	41,283	32,209	168,046	117,006
Truckload
Operating income	61,251	52,282	254,998	207,723
Depreciation and amortization	64,599	48,654	242,444	186,172
(Gain) loss on sale of land and buildings	(10)	1	(12)	(279)
Gain on sale of assets held for sale	(6,520)	(1,561)	(16,310)	(12,909)
Adjusted EBITDA	119,320	99,376	481,120	380,707
Logistics
Operating income	18,752	2,851	76,370	54,492
Depreciation and amortization	10,191	6,122	44,571	24,267
Impairment of intangible assets	-	12,559	-	12,559
Bargain purchase gain	-	-	(10,787)	-
Loss on sale of land and buildings	-	23	-	30
Adjusted EBITDA	28,943	21,555	110,154	91,348
Corporate
Operating loss	(11,154)	(9,720)	(38,053)	(30,037)
Depreciation and amortization	447	713	2,072	2,474
(Gain) loss on sale of assets held for sale	-	-	160	(412)
Adjusted EBITDA	(10,707)	(9,007)	(35,821)	(27,975)
*

The current period results include the impacts from the adoption of IFRS 16 Leases as discussed in note 3 of the audited consolidated financial statements. As is permitted with this new standard, comparative information has not been restated and, therefore, may not be comparable.

Adjusted EBITDA margin from continuing operations is calculated as adjusted EBITDA from continuing operations as a percentage of revenue before fuel surcharge.

Free cash flow conversion: Adjusted EBITDA from continuing operations less net capital expenditures (excluding property), divided by the adjusted EBITDA from continuing operations.

(unaudited) (in thousands of dollars)	Three months ended December 31		Years ended December 31
	2019	2018*	2019	2018*
Net income from continuing operations	76,543	76,728	324,476	291,994
Net finance costs (income)	22,342	(40)	85,641	48,306
Income tax expense	25,405	26,595	101,503	90,224
Depreciation of property and equipment	59,028	52,392	223,794	198,492
Depreciation of right-of-use assets	25,751	-	102,573	-
Amortization of intangible assets	16,838	15,460	65,925	62,101
Impairment of intangible assets	-	12,559	-	12,559
Bargain purchase gain	-	-	(10,787)	-
Gain on sale of land and buildings	(10)	(312)	(12)	(524)
Gain on sale of assets held for sale	(8,385)	(1,479)	(28,613)	(15,620)
Gain on sale of intangible assets	-	(1,249)	-	(1,249)
Adjusted EBITDA from continuing operations	217,512	180,654	864,500	686,283
Additions to rolling stock and equipment	(69,401)	(94,549)	(296,841)	(298,661)
Proceeds from sale of rolling stock and equipment	27,497	24,122	96,227	79,124
Adjusted EBITDA from continuing operations net of net capex, excluding property	175,608	110,227	663,886	466,746
Free cash flow conversion	80.7%	61.0%	76.8%	68.0%
*

The current period results include the impacts from the adoption of IFRS 16 Leases as discussed in note 3 of the audited consolidated financial statements. As is permitted with this new standard, comparative information has not been restated and, therefore, may not be comparable.

Free cash flow from continuing operations: Net cash from continuing operating activities less additions to property and equipment plus proceeds from sale of property and equipment and assets held for sale. Management believes that this measure provides a benchmark to evaluate the performance of the Company in regard to its ability to meet capital requirements. See reconciliation on page 17.

22

Management’s Discussion and Analysis

Operating margin from continuing operations is calculated as operating income (loss) from continuing operations as a percentage of revenue before fuel surcharge.

Adjusted operating ratio from continuing operations: Operating expenses from continuing operations before impairment of intangible assets, bargain purchase gain, and gain or loss on sale of land and buildings, assets held for sale and intangible assets (“Adjusted operating expenses”), net of fuel surcharge revenue, divided by revenue before fuel surcharge. Although the adjusted operating ratio is not a recognized financial measure defined by IFRS, it is a widely recognized measure in the transportation industry, which the Company believes provides a comparable benchmark for evaluating the Company’s performance. Also, to facilitate the comparison of business level activity and operating costs between periods, the Company compares the revenue before fuel surcharge (“revenue”) and reallocates the fuel surcharge revenue to materials and services expenses within operating expenses.

Consolidated adjusted operating ratio from continuing operations reconciliation:

(unaudited) (in thousands of dollars)	Three months ended December 31		Years ended December 31
	2019	2018*	2019	2018*
Operating expenses	1,181,197	1,218,162	4,667,244	4,692,684
Impairment of intangible assets	-	(12,559)	-	(12,559)
Bargain purchase gain	-	-	10,787	-
Gain on sale of land and building	10	312	12	524
Gain on sale of assets held for sale	8,385	1,479	28,613	15,620
Gain on sale of intangible assets	-	1,249	-	1,249
Adjusted operating expenses	1,189,592	1,208,643	4,706,656	4,697,518
Fuel surcharge revenue	(139,011)	(159,166)	(565,235)	(615,011)
Adjusted operating expenses, net of fuel surcharge revenue	1,050,581	1,049,477	4,141,421	4,082,507
Revenue before fuel surcharge	1,166,476	1,162,279	4,613,629	4,508,197
Adjusted operating ratio	90.1%	90.3%	89.8%	90.6%
*

The current period results include the impacts from the adoption of IFRS 16 Leases as discussed in note 3 of the audited consolidated financial statements. As is permitted with this new standard, comparative information has not been restated and, therefore, may not be comparable.

Less-Than-Truckload and Truckload reportable segments adjusted operating ratio reconciliation and Truckload operating segments reconciliations:

(unaudited) (in thousands of dollars)	Three months ended December 31		Years ended December 31
	2019	2018*	2019	2018*
Less-Than-Truckload
Total revenue	231,421	272,212	964,951	1,057,396
Total operating expenses	205,923	248,751	855,752	972,264
Operating income	25,498	23,461	109,199	85,132

Operating expenses	205,923	248,751	855,752	972,264
Gain on sale of land and buildings and assets held for sale	1,947	254	11,346	2,574
Adjusted operating expenses	207,870	249,005	867,098	974,838
Fuel surcharge revenue	(31,703)	(40,218)	(132,738)	(155,076)
Adjusted operating expenses, net of fuel surcharge revenue	176,167	208,787	734,360	819,762
Revenue before fuel surcharge	199,718	231,994	832,213	902,320
Adjusted operating ratio	88.2%	90.0%	88.2%	90.9%
Truckload
Total revenue	620,122	610,161	2,509,752	2,388,865
Total operating expenses	558,871	557,879	2,254,754	2,181,142
Operating income	61,251	52,282	254,998	207,723

Operating expenses	558,871	557,879	2,254,754	2,181,142
Gain on sale of land and buildings and assets held for sale	6,530	1,560	16,322	13,188
Adjusted operating expenses	565,401	559,439	2,271,076	2,194,330
Fuel surcharge revenue	(75,289)	(81,997)	(310,209)	(324,277)
Adjusted operating expenses, net of fuel surcharge revenue	490,112	477,442	1,960,867	1,870,053
Revenue before fuel surcharge	544,833	528,164	2,199,543	2,064,588
Adjusted operating ratio	90.0%	90.4%	89.1%	90.6%

23

Management’s Discussion and Analysis

(unaudited) (in thousands of dollars)	Three months ended December 31		Years ended December 31
	2019	2018*	2019	2018*
Truckload - Revenue before fuel surcharge
U.S. based Conventional TL	206,810	223,128	858,214	880,631
Canadian based Conventional TL	74,803	79,017	300,933	313,305
Specialized TL	264,591	227,438	1,049,546	877,463
Eliminations	(1,371)	(1,419)	(9,150)	(6,811)
	544,833	528,164	2,199,543	2,064,588
Truckload - Fuel surcharge revenue
U.S. based Conventional TL	35,270	43,034	148,859	170,673
Canadian based Conventional TL	10,133	12,257	41,973	49,693
Specialized TL	29,945	26,815	120,288	104,464
Eliminations	(59)	(109)	(911)	(553)
	75,289	81,997	310,209	324,277
Truckload - Operating income
U.S. based Conventional TL	15,751	15,012	73,121	47,820
Canadian based Conventional TL	10,562	11,172	43,264	47,793
Specialized TL	34,938	26,098	138,613	112,110
	61,251	52,282	254,998	207,723
U.S. based Conventional TL
Operating expenses**	226,329	251,150	933,952	1,003,484
Fuel surcharge revenue	(35,270)	(43,034)	(148,859)	(170,673)
Adjusted operating expenses, net of fuel surcharge revenue	191,059	208,116	785,093	832,811
Revenue before fuel surcharge	206,810	223,128	858,214	880,631
Adjusted operating ratio	92.4%	93.3%	91.5%	94.6%
Canadian based Conventional TL
Operating expenses**	74,374	80,102	299,642	315,205
Gain on sale of land and buildings and assets held for sale	11	-	11	7,023
Adjusted operating expenses	74,385	80,102	299,653	322,228
Fuel surcharge revenue	(10,133)	(12,257)	(41,973)	(49,693)
Adjusted operating expenses, net of fuel surcharge revenue	64,252	67,845	257,680	272,535
Revenue before fuel surcharge	74,803	79,017	300,933	313,305
Adjusted operating ratio	85.9%	85.9%	85.6%	87.0%
Specialized TL
Operating expenses**	259,598	228,155	1,031,221	869,817
Gain on sale of assets held for sale	6,519	1,560	16,311	6,165
Adjusted operating expenses	266,117	229,715	1,047,532	875,982
Fuel surcharge revenue	(29,945)	(26,815)	(120,288)	(104,464)
Adjusted operating expenses, net of fuel surcharge revenue	236,172	202,900	927,244	771,518
Revenue before fuel surcharge	264,591	227,438	1,049,546	877,463
Adjusted operating ratio	89.3%	89.2%	88.3%	87.9%
*

The current period results include the impacts from the adoption of IFRS 16 Leases as discussed in note 3 of the audited consolidated financial statements. As is permitted with this new standard, comparative information has not been restated and, therefore, may not be comparable.

**	Operating expenses excluding intra TL eliminations

RISKS AND UNCERTAINTIES

The Company’s future results may be affected by a number of factors over many of which the Company has little or no control. The following discussion of risk factors contains forward-looking statements. The following issues, uncertainties and risks, among others, should be considered in evaluating the Company’s business, prospects, financial condition, results of operations and cash flows.

Competition. The Company faces growing competition from other transporters in Canada, the United States and Mexico. These factors, including the following, could impair the Company’s ability to maintain or improve its profitability and could have a material adverse effect on the Company’s results of operations:

●	the Company competes with many other transportation companies of varying sizes, including Canadian, U.S. and Mexican transportation companies;

●

the Company’s competitors may periodically reduce their freight rates to gain business, which may limit the Company’s ability to maintain or increase freight rates or maintain growth in the Company’s business;

●	some of the Company’s customers are other transportation companies or companies that also operate their own private

24

Management’s Discussion and Analysis

trucking fleets, and they may decide to transport more of their own freight or bundle transportation with other services;

●

some of the Company’s customers may reduce the number of carriers they use by selecting so-called “core carriers” as approved service providers or by engaging dedicated providers, and in some instances the Company may not be selected;

●

many customers periodically accept bids from multiple carriers for their shipping needs, and this process may depress freight rates or result in the loss of some of the Company’s business to competitors;

●

the market for qualified drivers is highly competitive, particularly in the Company’s growing U.S. operations, and the Company’s inability to attract and retain drivers could reduce its equipment utilization and cause the Company to increase compensation, both of which would adversely affect the Company’s profitability;

●	economies of scale that may be passed on to smaller carriers by procurement aggregation providers may improve their ability to compete with the Company;

●

some of the Company’s smaller competitors may not yet be fully compliant with recently-enacted regulations, such as regulations requiring the use of electronic logging devices “ELDs” in the United States, which may allow such competitors to take advantage of additional driver productivity;

●

advances in technology, such as advanced safety systems, automated package sorting, handling and delivery, vehicle platooning, alternative fuel vehicles, autonomous vehicle technology and digitization of freight services, may require the Company to increase investments in order to remain competitive, and the Company’s customers may not be willing to accept higher freight rates to cover the cost of these investments;

●	the Company’s competitors may have better safety records than the Company or a perception of better safety records, which could impair the Company’s ability to compete;

●

some high-volume package shippers, such as Amazon.com, are developing and implementing in-house delivery capabilities and utilizing independent contractors for deliveries, which could in turn reduce the Company’s revenues and market share;

●	the Company’s brand names may be subject to adverse publicity (whether or not justified) and lose significant value, which could result in reduced demand for the Company’s services;

●	competition from freight brokerage companies may materially adversely affect the Company’s customer relationships and freight rates; and

●

higher fuel prices and, in turn, higher fuel surcharges to the Company’s customers may cause some of the Company’s customers to consider freight transportation alternatives, including rail transportation.

Regulation. In Canada, carriers must obtain licenses issued by provincial transport boards in order to carry goods inter-provincially or to transport goods within any province. Licensing from U.S. and Mexican regulatory authorities is also required for the transportation of goods in Canada, the United States, and Mexico. Any change in or violation of existing or future regulations could have an adverse impact on the scope of the Company’s activities. Future laws and regulations may be more stringent, require changes in the Company’s operating practices, influence the demand for transportation services or require the Company to incur significant additional costs. Higher costs incurred by the Company, or by the Company’s suppliers who pass the costs onto the Company through higher supplies and materials pricing, could adversely affect the Company’s results of operations.

In addition to the regulatory regime applicable to operations in Canada, the Company is increasing its operations in the United States, and is therefore increasingly subject to rules and regulations related to the U.S. transportation industry, including regulation from various federal, state and local agencies, including the Department of Transportation (“DOT”) (in part through the Federal Motor Carrier Safety Administration (“FMCSA”)), the Environmental Protection Agency (“EPA”) and the Department of Homeland Security. Drivers must, both in Canada and the United States, comply with safety and fitness regulations, including those relating to drug and alcohol testing, driver safety performance and hours of service. Weight and dimensions, exhaust emissions and fuel efficiency are also subject to government regulation. The Company may also become subject to new or more restrictive regulations relating to fuel efficiency, exhaust emissions, hours of service, drug and alcohol testing, ergonomics, on-board reporting of operations, collective bargaining, security at ports, speed limitations, driver training and other matters affecting safety or operating methods.

In the United States, there are currently two methods of evaluating the safety and fitness of carriers: the Compliance, Safety, Accountability (“CSA”) program, which evaluates and ranks fleets on certain safety-related standards by analyzing data from recent safety events and investigation results, and the DOT safety rating, which is based on an on-site investigation and affects a carrier’s ability to operate in interstate commerce. Additionally, the FMCSA has proposed rules in the past that would change the methodologies used to determine carrier safety and fitness.

Under the CSA program, carriers are evaluated and ranked against their peers based on seven categories of safety-related data. The seven categories of safety-related data currently include Unsafe Driving, Hours-of-Service Compliance, Driver Fitness, Controlled Substances/Alcohol, Vehicle Maintenance, Hazardous Materials Compliance and Crash Indicator (such categories known as “BASICs”). Carriers are grouped by category with other carriers that have a similar number of safety events (i.e. crashes, inspections, or violations) and carriers are ranked and assigned a rating percentile or score. If the Company were subject to any such interventions, this could have an adverse effect on the Company’s business, financial condition and results of operations. As a result, the Company’s fleet could be ranked poorly as compared to peer carriers. There is no guarantee that we will be able to maintain our current safety ratings or that we will not be subject to interventions in the future. The Company recruits first-time drivers to be part of its fleet, and these drivers may have a higher likelihood of creating adverse safety events under CSA. The

25

Management’s Discussion and Analysis

occurrence of future deficiencies could affect driver recruitment in the United States by causing high-quality drivers to seek employment with other carriers or limit the pool of available drivers or could cause the Company’s customers to direct their business away from the Company and to carriers with higher fleet safety rankings, either of which would materially adversely affect the Company’s business, financial condition and results of operations. In addition, future deficiencies could increase the Company’s insurance expenses.

Additionally, competition for drivers with favorable safety backgrounds may increase, which could necessitate increases in driver-related compensation costs. Further, the Company may incur greater than expected expenses in its attempts to improve unfavorable scores.

In December 2015, the U.S. Congress passed a new highway funding bill called Fixing America’s Surface Transportation Act (the “FAST Act”), which calls for significant CSA reform. The FAST Act directs the FMCSA to conduct studies of the scoring system used to generate CSA rankings to determine if it is effective in identifying high-risk carriers and predicting future crash risk. This study was conducted and delivered to the FMCSA in June 2017 with several recommendations to make the CSA program more fair, accurate and reliable. In June 2018, the FMCSA provided a report to the U.S. Congress outlining the changes it may make to the CSA program in response to the study. Such changes include the testing and possible adoption of a revised risk modeling theory, potential collection and dissemination of additional carrier data and revised measures for intervention thresholds. The adoption of such changes is contingent on the results of the new modeling theory and additional public feedback. Thus, it is unclear if, when and to what extent such changes to the CSA program will occur. The FAST Act is set to expire in September 2020, and the U.S. Congress has noted its intent to consider a multiyear highway measure that would update the FAST Act, which could lead to further changes to the CSA program. Any changes that increase the likelihood of the Company receiving unfavorable scores could materially adversely affect the Company’s results of operations and profitability.

In December 2016, the FMCSA issued a final rule establishing a national clearinghouse for drug and alcohol testing results and requiring motor carriers and medical review officers to provide records of violations by commercial drivers of FMCSA drug and alcohol testing requirements. Motor carriers in the United States will be required to query the clearinghouse to ensure drivers and driver applicants do not have violations of federal drug and alcohol testing regulations that prohibit them from operating commercial motor vehicles. The final rule became effective on January 4, 2017, with a compliance date of January 6, 2020. In December 2019, however, the FMCSA announced a final rule pursuant to which the compliance date for state driver’s licensing agencies for certain Drug and Alcohol Clearinghouse requirements were extended for three years. The December 2016 commercial driver’s license rule initially required states to request information from the clearinghouse about individuals prior to issuing, renewing, upgrading or transferring a commercial driver’s license. This new action will allow states to delay compliance with the requirement until January 2023.

In addition, other rules have been recently proposed or made final by the FMCSA, including (i) a rule requiring the use of speed-limiting devices on heavy-duty tractors to restrict maximum speeds, which was proposed in 2016, and (ii) a rule setting out minimum driver training standards for new drivers applying for commercial driver’s licenses for the first time and to experienced drivers upgrading their licenses or seeking a hazardous materials endorsement, which was made final in December 2016 with a compliance date in February 2020 (FMCSA officials recently delayed implementation of the final rule by two years). In July 2017, the DOT announced that it would no longer pursue a speed limiter rule, but left open the possibility that it could resume such a pursuit in the future. In 2019 U.S. Congressional representatives proposed a similar rule related to speed limiting devices. The effect of these rules, to the extent they become effective, could result in a decrease in fleet production and/or driver availability, either of which could materially adversely affect the Company’s business, financial condition and results of operations.

The Company currently has a satisfactory DOT rating for each of its U.S. operations, which is the highest available rating under the current safety rating scale. If the Company were to receive a conditional or unsatisfactory DOT safety rating, it could materially adversely affect the Company’s business, financial condition and results of operations as customer contracts may require a satisfactory DOT safety rating, and a conditional or unsatisfactory rating could materially adversely affect or restrict the Company’s operations and increase the Company’s insurance costs.

The FMCSA has proposed regulations that would modify the existing rating system and the safety labels assigned to motor carriers evaluated by the DOT. Under regulations that were proposed in 2016, the methodology for determining a carrier’s DOT safety rating would be expanded to include the on-road safety performance of the carrier’s drivers and equipment, as well as results obtained from investigations. Exceeding certain thresholds based on such performance or results would cause a carrier to receive an unfit safety rating. The proposed regulations were withdrawn in March 2017, but the FMCSA noted that a similar process may be initiated in the future. If similar regulations were enacted and the Company were to receive an unfit or other negative safety rating, the Company’s business would be materially adversely affected in the same manner as if it received a conditional or unsatisfactory safety rating under the current regulations. In addition, poor safety performance could lead to increased risk of liability, increased insurance, maintenance and equipment costs and potential loss of customers, which could materially adversely affect the Company’s business, financial condition and results of operations. The FMCSA also recently announced plans to conduct a new study on the causation of certain crashes. Although it remains unclear whether such a study will ultimately be undertaken and completed, the results of such a study could spur further proposed and/or final rules regarding safety and fitness in the United States.

From time to time, the FMCSA proposes and implements changes to regulations impacting hours-of-service. Such changes can negatively

26

Management’s Discussion and Analysis

impact the Company’s productivity and affect its operations and profitability by reducing the number of hours per day or week the Company’s U.S. drivers and independent contractors may operate and/or disrupt the Company’s network. In August 2019, the FMCSA issued a proposal to make changes to its hours-of-service rules that would allow U.S. truck drivers more flexibility with their 30-minute rest break and with dividing their time in the sleeper berth. It would also extend by two hours the duty time for drivers encountering adverse weather, and extend the short haul exemption by lengthening the drivers’ maximum on-duty period from 12 hours to 14 hours. It is unclear how long the process of finalizing a final rule will take, if one does come to fruition. Any future changes to hours of service regulations could materially and adversely affect the Company’s operations and profitability.

The U.S. National Highway Traffic Safety Administration, the EPA and certain U.S. states, including California, have adopted regulations that are aimed at reducing tractor emissions and/or increasing fuel economy of the equipment the Company uses. Certain of these regulations are currently effective, with stricter emission and fuel economy standards becoming effective over the next several years. Other regulations have been proposed in the United States that would similarly increase these standards. U.S. federal and state lawmakers and regulators have also adopted or are considering a variety of other climate-change legal requirements related to carbon emissions and greenhouse gas emissions. These legal requirements could potentially limit carbon emissions within certain states and municipalities in the United States. Certain of these legal requirements restrict the location and amount of time that diesel-powered tractors (like the Company’s) may idle, which may force the Company to purchase on-board power units that do not require the engine to idle or to alter the Company’s drivers’ behavior, which might result in a decrease in productivity and/or an increase in driver turnover. All of these regulations have increased, and may continue to increase, the cost of new tractors and trailers and may require the Company to retrofit certain of its tractors and trailers, may increase its maintenance costs, and could impair equipment productivity and increase the Company’s operating costs, particularly if such costs are not offset by potential fuel savings. The occurrence of any of these adverse effects, combined with the uncertainty as to the reliability of the newly-designed diesel engines and the residual values of the Company’s equipment, could materially adversely affect the Company’s business, financial condition and results of operations. Furthermore, any future regulations that impose restrictions, caps, taxes or other controls on emissions of greenhouse gases could adversely affect the Company’s operations and financial results. The Company cannot predict the extent to which its operations and productivity will be impacted by any future regulations. The Company will continue monitoring its compliance with U.S. federal and state environmental regulations.

In March 2014, the U.S. Ninth Circuit Court of Appeals held that the application of California state wage and hour laws to interstate truck drivers is not pre-empted by U.S. federal law. The case was appealed to the U.S. Supreme Court, which denied certiorari in May 2015, and accordingly, the Ninth Circuit Court of Appeals decision stands. However, in December 2018, the FMCSA granted a petition filed by the American Trucking Associations determining that federal law pre-empts California’s wage and hour laws, and interstate truck drivers are not subject to such laws. The FMCSA’s decision has been appealed by labour groups and multiple lawsuits have been filed in U.S. federal courts seeking to overturn the decision, and thus it is uncertain whether it will stand. Current and future U.S. state and local wage and hour laws, including laws related to employee meal breaks and rest periods, may vary significantly from U.S. federal law. Further, driver piece rate compensation, which is an industry standard, has been attacked as non-compliant with state minimum wage laws. As a result, the Company, along with other companies in the industry, is subject to an uneven patchwork of wage and hour laws throughout the United States. In addition, the uncertainty with respect to the practical application of wage and hour laws are, in the future may be, resulting in additional costs for the Company and the industry as a whole, and a negative outcome with respect to any of the above-mentioned lawsuits could materially affect the Company. There is proposed federal legislation to solidify the pre-emption of state and local wage and hour laws applied to interstate truck drivers; however, passage of such legislation is uncertain. If U.S. federal legislation is not passed, the Company will either need to continue complying with the most restrictive state and local laws across its entire fleet in the United States, or revise its management systems to comply with varying state and local laws. Either solution could result in increased compliance and labour costs, driver turnover, decreased efficiency and increased risk of non-compliance.

In April 2016, the Food and Drug Administration (“FDA”) published a final rule establishing requirements for shippers, loaders, carriers by motor vehicle and rail vehicle, and receivers engaged in the transportation of food, to use sanitary transportation practices to ensure the safety of the food they transport as part of the FSMA. This rule sets forth requirements related to (i) the design and maintenance of equipment used to transport food, (ii) the measures taken during food transportation to ensure food safety, (iii) the training of carrier personnel in sanitary food transportation practices, and (iv) maintenance and retention of records of written procedures, agreements, and training related to the foregoing items. These requirements took effect for larger carriers in April 2017 and apply to the Company when it acts as a carrier or as a broker. If the Company is found to be in violation of applicable laws or regulations related to the FSMA or if the Company transports food or goods that are contaminated or are found to cause illness and/or death, the Company could be subject to substantial fines, lawsuits, penalties and/or criminal and civil liability, any of which could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Changes in existing regulations and implementation of new regulations, such as those related to trailer size limits, emissions and fuel economy, hours of service, mandating ELDs and drug and alcohol testing in Canada, the United States and Mexico, could increase capacity in the industry or improve the position of certain competitors,

27

Management’s Discussion and Analysis

either of which could negatively impact pricing and volumes or require additional investments by the Company. The short-term and long-term impacts of changes in legislation or regulations are difficult to predict and could materially adversely affect the Company’s results of operations.

The right to continue to hold applicable licenses and permits is generally subject to maintaining satisfactory compliance with regulatory and safety guidelines, policies and laws. Although the Company is committed to compliance with laws and safety, there is no assurance that it will be in full compliance with them at all times. Consequently, at some future time, the Company could be required to incur significant costs to maintain or improve its compliance record.

United States and Mexican operations. A growing portion of the Company’s revenue is derived from operations in the United States and transportation to and from Mexico. The Company’s international operations are subject to a variety of risks, including fluctuations in foreign currencies, changes in the economic strength or greater volatility in the economies of foreign countries in which the Company does business, difficulties in enforcing contractual rights and intellectual property rights, compliance burdens associated with export and import laws, theft or vandalism, and social, political and economic instability. The Company’s international operations could be adversely affected by restrictions on travel. Additional risks associated with the Company’s international operations include restrictive trade policies, imposition of duties, changes to trade agreements and other treaties, taxes or government royalties by foreign governments, adverse changes in the regulatory environments, including in tax laws and regulations, of the foreign countries in which the Company does business, compliance with anti-corruption and anti-bribery laws, restrictions on the withdrawal of foreign investments, the ability to identify and retain qualified local managers and the challenge of managing a culturally and geographically diverse operation. The Company cannot guarantee compliance with all applicable laws, and violations could result in substantial fines, sanctions, civil or criminal penalties, competitive or reputational harm, litigation or regulatory action and other consequences that might adversely affect the Company’s results of operations.

The United States has imposed tariffs on certain imported steel and aluminum. The implementation of these tariffs, as well as the imposition of additional tariffs or quotas or changes to certain trade agreements, including tariffs applied to goods traded between the United States and China, could, among other things, increase the costs of the materials used by the Company’s suppliers to produce new revenue equipment or increase the price of fuel. Such cost increases for the Company’s revenue equipment suppliers would likely be passed on to the Company, and to the extent fuel prices increase, the Company may not be able to fully recover such increases through rate increases or the Company’s fuel surcharge program, either of which could have a material adverse effect on the Company’s business.

The United States-Mexico-Canada Agreement (“USMCA”) has been ratified by the United States and Mexico but must be ratified by the Parliament of Canada before it enters into effect. The USMCA is designed to modernize food and agriculture trade, advance rules of origin for automobiles and trucks, and enhance intellectual property protections, among other matters, according to the Office of the U.S. Trade Representative. The USMCA is now in the process of being ratified by each country. It is difficult to predict at this stage what could be the impact of the USMCA on the economy, including the transportation industry. However, given the amount of North American trade that moves by truck, if the USMCA enters into effect, it could have a significant impact on supply and demand in the transportation industry, and could adversely impact the amount, movement and patterns of freight transported by the Company.

In December 2017, the United States enacted comprehensive tax legislation, commonly referred to as the 2017 Tax Cuts and Jobs Act. The new law requires complex computations not previously required by U.S. tax law. The Treasury has issued final regulations and interpretive guidance on specific areas since the 2017 Tax Cuts and Jobs Act was enacted, but there remain significant regulations that are still awaiting finalization. The finalization of these proposed regulations could have a material adverse effect on the Corporation’s results in future periods. Further, compliance with the new law and the accounting for such provisions require preparation and analysis of information not previously required or regularly produced. In addition, the U.S. Department of Treasury has broad authority to issue regulations and interpretative guidance that may significantly impact how the Company will apply the law and impact the Company’s results of operations in future periods. The timing and scope of such regulations and interpretative guidance are uncertain. In addition, there is a risk that states within the United States or foreign jurisdictions may amend their tax laws in response to these tax reforms, which could have a material adverse effect on the Company’s results.

In addition, if the Company is unable to maintain its Free and Secure Trade (“FAST”) and U.S. Customs Trade Partnership Against Terrorism (“C-TPAT”) certification statuses, it may have significant border delays, which could cause its cross-border operations to be less efficient than those of competitor carriers that obtain or continue to maintain FAST and C-TPAT certifications.

Operating Environment and Seasonality. The Company is exposed to the following factors, among others, affecting its operating environment:

the Company’s future insurance and claims expense, including the cost of its liability insurance premiums and the number and dollar amount of claims, may exceed historical levels, which would require the Company to incur additional costs and could reduce the Company’s earnings;

a decline in the demand for used revenue equipment could result in decreased equipment sales, lower resale values and lower gains (or recording losses) on sales of assets;

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Management’s Discussion and Analysis

tractor and trailer vendors may reduce their manufacturing output in response to lower demand for their products in economic downturns or shortages of component parts, which may materially adversely affect the Company’s ability to purchase a quantity of new revenue equipment that is sufficient to sustain its desired growth rate; and

increased prices for new revenue equipment, design changes of new engines, reduced equipment efficiency resulting from new engines designed to reduce emissions, or decreased availability of new revenue equipment.

The Company’s tractor productivity decreases during the winter season because inclement weather impedes operations and some shippers reduce their shipments after the winter holiday season. Revenue may also be adversely affected by inclement weather and holidays, since revenue is directly related to available working days of shippers. At the same time, operating expenses increase and fuel efficiency declines because of engine idling and harsh weather creating higher accident frequency, increased claims and higher equipment repair expenditures. The Company may also suffer from weather-related or other unforeseen events such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, earthquakes and explosions. These events may disrupt fuel supplies, increase fuel costs, disrupt freight shipments or routes, affect regional economies, damage or destroy the Company’s assets or adversely affect the business or financial condition of the Company’s customers, any of which could materially adversely affect the Company’s results of operations or make the Company’s results of operations more volatile.

General Economic, Credit, and Business Conditions. The Company’s business is subject to general economic, credit, business and regulatory factors that are largely beyond the Company’s control, and which could have a material adverse effect on the Company’s operating results.

The Company’s industry is subject to cyclical pressures, and the Company’s business is dependent on a number of factors that may have a material adverse effect on its results of operations, many of which are beyond the Company’s control. The Company believes that some of the most significant of these factors include (i) excess tractor and trailer capacity in the transportation industry in comparison with shipping demand; (ii) declines in the resale value of used equipment; (iii) recruiting and retaining qualified drivers; (iv) strikes, work stoppages or work slowdowns at the Company’s facilities or at customer, port, border crossing or other shipping-related facilities; (v) compliance with ongoing regulatory requirements; (vi) increases in interest rates, fuel taxes, tolls and license and registration fees; and (vii) rising healthcare costs in the United States.

The Company is also affected by (i) recessionary economic cycles, which tend to be characterized by weak demand and downward pressure on rates; (ii) changes in customers’ inventory levels and in the availability of funding for their working capital; (iii) changes in the way in which the Company’s customers choose to source or utilize the Company’s services; and (iv) downturns in customers’ business cycles, such as retail and manufacturing, where the Company has significant customer concentration. Economic conditions may adversely affect customers and their demand for and ability to pay for the Company’s services. Customers encountering adverse economic conditions represent a greater potential for loss and the Company may be required to increase its allowance for doubtful accounts.

Economic conditions that decrease shipping demand and increase the supply of available tractors and trailers can exert downward pressure on rates and equipment utilization, thereby decreasing asset productivity. The risks associated with these factors are heightened when the economy is weakened. Some of the principal risks during such times include:

the Company may experience a reduction in overall freight levels, which may impair the Company’s asset utilization;

freight patterns may change as supply chains are redesigned, resulting in an imbalance between the Company’s capacity and assets and customers’ freight demand;

the Company may be forced to accept more loads from freight brokers, where freight rates are typically lower, or may be forced to incur more non-revenue generating miles to obtain loads;

the Company may increase the size of its fleet during periods of high freight demand during which its competitors also increase their capacity, and the Company may experience losses in greater amounts than such competitors during subsequent cycles of softened freight demand if the Company is required to dispose of assets at a loss to match reduced freight demand;

customers may solicit bids for freight from multiple trucking companies or select competitors that offer lower rates in an attempt to lower their costs, and the Company may be forced to lower its rates or lose freight; and

lack of access to current sources of credit or lack of lender access to capital, leading to an inability to secure credit financing on satisfactory terms, or at all.

The Company is subject to cost increases that are outside the Company’s control that could materially reduce the Company’s profitability if it is unable to increase its rates sufficiently. Such cost increases include, but are not limited to, increases in fuel and energy prices, driver and office employee wages, purchased transportation costs, taxes, interest rates, tolls, license and registration fees, insurance premiums and claims, revenue equipment and related maintenance, and tires and other components. Strikes or other work stoppages at the Company’s service centres or at customer, port, border or other shipping locations, deterioration of Canadian, U.S. or Mexican transportation infrastructure and reduced investment in such infrastructure, or actual or threatened armed conflicts or terrorist attacks, efforts to combat terrorism, military action against a foreign state or group located in a foreign state or heightened security requirements could lead to wear, tear and damage to the Company’s equipment, driver dissatisfaction, reduced economic demand, reduced

29

Management’s Discussion and Analysis

availability of credit, increased prices for fuel or temporary closing of the shipping locations or borders between Canada, the United States and Mexico. Further, the Company may not be able to appropriately adjust its costs and staffing levels to meet changing market demands. In periods of rapid change, it is more difficult to match the Company’s staffing level to its business needs.

The Company’s operations, with the exception of its brokerage operations, are capital intensive and asset heavy. If anticipated demand differs materially from actual usage, the Company may have too many or too few assets. During periods of decreased customer demand, the Company’s asset utilization may suffer, and it may be forced to sell equipment on the open market or turn in equipment under certain equipment leases in order to right size its fleet. This could cause the Company to incur losses on such sales or require payments in connection with equipment the Company turns in, particularly during times of a softer used equipment market, either of which could have a material adverse effect on the Company’s profitability.

Although the Company’s business volume is not highly concentrated, its customers’ financial failures or loss of customer business may materially adversely affect the Company. If the Company were unable to generate sufficient cash from operations, it would need to seek alternative sources of capital, including financing, to meet its capital requirements. In the event that the Company were unable to generate sufficient cash from operations or obtain financing on favorable terms in the future, it may have to limit its fleet size, enter into less favorable financing arrangements or operate its revenue equipment for longer periods, any of which could have a materially adverse effect on its profitability.

Interest Rate Fluctuations. Future cash flows related to variable-rate financial liabilities could be impacted by changes in benchmark rates such as Bankers’ Acceptance or London Interbank Offered Rate (Libor). In addition, the Company is exposed to gains and losses arising from changes in interest rates through its derivative financial instruments carried at fair value.

Currency Fluctuations. The Company’s financial results are reported in Canadian dollars and a growing portion of the Company’s revenue and operating costs are realized in currencies other than the Canadian dollar, primarily the U.S. dollar. The exchange rates between these currencies and the Canadian dollar have fluctuated in recent years and will likely continue to do so in the future. It is not possible to mitigate all exposure to fluctuations in foreign currency exchange rates. The results of operations are therefore affected by movements of these currencies against the Canadian dollar.

Price and Availability of Fuel. Fuel is one of the Company’s largest operating expenses. Diesel fuel prices fluctuate greatly due to factors beyond the Company’s control, such as political events, commodity futures trading, currency fluctuations, natural and man-made disasters, terrorist activities and armed conflicts, any of which may lead to an increase in the cost of fuel. Fuel prices are also affected by the rising demand for fuel in developing countries and could be materially adversely affected by the use of crude oil and oil reserves for purposes other than fuel production and by diminished drilling activity. Such events may lead not only to increases in fuel prices, but also to fuel shortages and disruptions in the fuel supply chain. Because the Company’s operations are dependent upon diesel fuel, significant diesel fuel cost increases, shortages or supply disruptions could have a material adverse effect on the Company’s business, financial condition and results of operations.

While the Company has fuel surcharge programs in place with a majority of the Company’s customers, which historically have helped the Company offset the majority of the negative impact of rising fuel prices, the Company also incurs fuel costs that cannot be recovered even with respect to customers with which the Company maintains fuel surcharge programs, such as those associated with non-revenue generating miles or time when the Company’s engines are idling. Moreover, the terms of each customer’s fuel surcharge program vary from one division to another, and the recoverability for fuel price increases varies as well. In addition, because the Company’s fuel surcharge recovery lags behind changes in fuel prices, the Company’s fuel surcharge recovery may not capture the increased costs the Company pays for fuel, especially when prices are rising. This could lead to fluctuations in the Company’s levels of reimbursement, such as has occurred in the past. There can be no assurance that such fuel surcharges can be maintained indefinitely or that they will be fully effective.

Insurance. The Company’s operations are subject to risks inherent in the transportation sector, including personal injury, property damage, workers’ compensation and employment and other issues. The Company’s future insurance and claims expenses may exceed historical levels, which could reduce the Company’s earnings. The Company subscribes for insurance in amounts it considers appropriate in the circumstances and having regard to industry norms. Like many in the industry, the Company self-insures a significant portion of the claims exposure related to cargo loss, bodily injury, workers’ compensation and property damages. Due to the Company’s significant self-insured amounts, the Company has exposure to fluctuations in the number or severity of claims and the risk of being required to accrue or pay additional amounts if the Company’s estimates are revised or claims ultimately prove to be in excess of the amounts originally assessed. Further, the Company’s self-insured retention levels could change and result in more volatility than in recent years.

The Company holds a fully-fronted policy of CAD $10 million limit per occurrence for automobile bodily injury, property damage and commercial general liability for its Canadian Insurance Program, subject to certain exceptions. The Company retains a deductible of US $2.25 million for certain U.S. subsidiaries on their primary US $5 million limit policies for automobile bodily injury and property damage, also subject to certain exceptions, and a 50% quota share deductible for the US $5 million limit in excess of US $5 million. The Company

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Management’s Discussion and Analysis

retains a deductible of US $1 million on its primary US $5 million limit policy for certain U.S. subsidiaries for commercial general liability. The Company retains deductibles of up to US $1 million per occurrence for workers’ compensation claims. The Company’s liability coverage has a total limit of US $100 million per occurrence for both its Canadian and U.S. divisions.

Although the Company believes its aggregate insurance limits should be sufficient to cover reasonably expected claims, it is possible that the amount of one or more claims could exceed the Company’s aggregate coverage limits or that the Company will chose not to obtain insurance in respect of such claims. If any claim were to exceed the Company’s coverage, the Company would bear the excess, in addition to the Company’s other self-insured amounts. The Company’s results of operations and financial condition could be materially and adversely affected if (i) cost per claim or the number of claims significantly exceeds the Company’s coverage limits or retention amounts; (ii) the Company experiences a claim in excess of its coverage limits; (iii) the Company’s insurance carriers fail to pay on the Company’s insurance claims; (iv) the Company experiences a significant increase in premiums; or (v) the Company experiences a claim for which coverage is not provided, either because the Company chose not to obtain insurance as a result of high premiums or because the claim is not covered by insurance which the Company has in place.

The Company accrues the costs of the uninsured portion of pending claims based on estimates derived from the Company’s evaluation of the nature and severity of individual claims and an estimate of future claims development based upon historical claims development trends. Actual settlement of the Company’s retained claim liabilities could differ from its estimates due to a number of uncertainties, including evaluation of severity, legal costs and claims that have been incurred but not reported. Due to the Company’s high retained amounts, it has significant exposure to fluctuations in the number and severity of claims. If the Company were required to accrue or pay additional amounts because its estimates are revised or the claims ultimately prove to be more severe than originally assessed, its financial condition and results of operations may be materially adversely affected.

Employee Relations. Most of the Company’s unionized employees are Canadian employees with a small number of unionized employees in the United States. Although the Company believes that its relations with its employees are satisfactory, no assurance can be given that the Company will be able to successfully extend or renegotiate the Company’s current collective agreements as they expire from time to time or that additional employees in the United States will not attempt to unionize. If the Company fails to extend or renegotiate the Company’s collective agreements, if disputes with the Company’s unions arise, or if the Company’s unionized or non-unionized workers engage in a strike or other work stoppage or interruption, the Company could experience a significant disruption of, or inefficiencies in, its operations or incur higher labour costs, which could have a material adverse effect on the Company’s business, results of operations, financial condition and liquidity.

At the date hereof, the collective agreements between the Company and the vast majority of its unionized employees have been renewed. The Company’s collective agreements have a variety of expiration dates, to the last of which is in September 2024. In a small number of cases, the expiration date of the collective agreement has passed; in such cases, the Corporation is generally in the process of renegotiating the agreement. The Company cannot predict the effect which any new collective agreements or the failure to enter into such agreements upon the expiry of the current agreements may have on its operations.

Drivers. Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a material adverse effect on the Company’s profitability and the ability to maintain or grow the Company’s fleet.

Like many in the transportation sector, the Company experiences substantial difficulty in attracting and retaining sufficient numbers of qualified drivers. The trucking industry periodically experiences a shortage of qualified drivers. The Company believes the shortage of qualified drivers and intense competition for drivers from other transportation companies will create difficulties in maintaining or increasing the number of drivers and may negatively impact the Company’s ability to engage a sufficient number of drivers, and the Company’s inability to do so may negatively impact its operations. Further, the compensation the Company offers its drivers and independent contractor expenses are subject to market conditions, and the Company may find it necessary to increase driver and independent contractor compensation in future periods.

In addition, the Company and many other trucking companies suffer from a high turnover rate of drivers in the U.S. TL market. This high turnover rate requires the Company to continually recruit a substantial number of new drivers in order to operate existing revenue equipment. Driver shortages are exacerbated during periods of economic expansion, in which alternative employment opportunities, including in the construction and manufacturing industries, which may offer better compensation and/or more time at home, are more plentiful and freight demand increases, or during periods of economic downturns, in which unemployment benefits might be extended and financing is limited for independent contractors who seek to purchase equipment, or the scarcity or growth of loans for students who seek financial aid for driving school. The lack of adequate tractor parking along some U.S. highways and congestion caused by inadequate highway funding may make it more difficult for drivers to comply with hours of service regulations and cause added stress for drivers, further reducing the pool of eligible drivers. The Company’s use of team-driven tractors for expedited shipments requires two drivers per tractor, which further increases the number of drivers the Company must recruit and retain in comparison to operations that require one driver per tractor. The Company also employs driver hiring standards, which could further reduce the pool of available drivers from which the Company would hire. If the Company is unable to continue to attract and retain a

31

Management’s Discussion and Analysis

sufficient number of drivers, the Company could be forced to, among other things, adjust the Company’s compensation packages, increase the number of the Company’s tractors without drivers or operate with fewer trucks and face difficulty meeting shipper demands, any of which could adversely affect the Company’s growth and profitability.

Independent Contractors. The Company’s contracts with U.S. independent contractors are governed by U.S. federal leasing regulations, which impose specific requirements on the Company and the independent contractors. If more stringent state or U.S. federal leasing regulations are adopted, U.S. independent contractors could be deterred from becoming independent contractor drivers, which could materially adversely affect the Company’s goal of maintaining its current fleet levels of independent contractors.

The Company provides financing to certain qualified Canadian independent contractors and financial guarantees to a small number of U.S. independent contractors. If the Company were unable to provide such financing or guarantees in the future, due to liquidity constraints or other restrictions, it may experience a decrease in the number of independent contractors it is able to engage. Further, if independent contractors the Company engages default under or otherwise terminate the financing arrangements and the Company is unable to find replacement independent contractors or seat the tractors with its drivers, the Company may incur losses on amounts owed to it with respect to such tractors.

Pursuant to the Company’s fuel surcharge program with independent contractors, the Company pays independent contractors with which it contracts a fuel surcharge that increases with the increase in fuel prices. A significant increase or rapid fluctuation in fuel prices could cause the Company’s costs under this program to be higher than the revenue the Company receives under its customer fuel surcharge programs.

U.S. tax and other regulatory authorities, as well as U.S. independent contractors themselves, have increasingly asserted that U.S. independent contractor drivers in the trucking industry are employees rather than independent contractors, and the Company’s classification of independent contractors has been the subject of audits by such authorities from time to time. U.S. federal and state legislation has been introduced in the past that would make it easier for tax and other authorities to reclassify independent contractors as employees, including legislation to increase the recordkeeping requirements for those that engage independent contractor drivers and to increase the penalties for companies who misclassify their employees and are found to have violated employees’ overtime and/or wage requirements. Additionally, U.S. federal legislators have sought to abolish the current safe harbor allowing taxpayers meeting certain criteria to treat individuals as independent contractors if they are following a long-standing, recognized practice, to extend the U.S. Fair Labor Standards Act to independent contractors and to impose notice requirements based on employment or independent contractor status and fines for failure to comply. Some U.S. states have put initiatives in place to increase their revenue from items such as unemployment, workers’

compensation and income taxes, and a reclassification of independent contractors as employees would help states with this initiative. Further, courts in certain U.S. states have recently issued decisions that could result in a greater likelihood that independent contractors would be judicially classified as employees in such states.

In September 2019, California enacted a new law, A.B. 5 (“AB5”), that made it more difficult for workers to be classified as independent contractors (as opposed to employees). AB5 provides that the three-pronged “ABC Test” must be used to determine worker classifications in wage order claims. Under the ABC Test, a worker is presumed to be an employee and the burden to demonstrate their independent contractor status is on the hiring company through satisfying all three of the following criteria: (a) the worker is free from control and direction in the performance of services; (b) the worker is performing work outside the usual course of the business of the hiring company; and (c) the worker is customarily engaged in an independently established trade, occupation, or business. How AB5 will be enforced is still to be determined. While it was set to enter into effect in January 2020, a federal judge in California issued a preliminary injunction barring the enforcement of AB5 on the trucking industry while the California Trucking Association (“CTA”) moves forward with its suit seeking to invalidate AB5. While this preliminary injunction provides temporary relief to the enforcement of AB5, it remains unclear how long such relief will last, whether the CTA will ultimately be successful in invalidating the law, and whether other U.S. States will enact laws similar to AB5.

U.S. class action lawsuits and other lawsuits have been filed against certain members of the Company’s industry seeking to reclassify independent contractors as employees for a variety of purposes, including workers’ compensation and health care coverage. In addition, companies that use lease purchase independent contractor programs, such as the Company, have been more susceptible to reclassification lawsuits, and several recent decisions have been made in favour of those seeking to classify independent contractor truck drivers as employees. U.S. taxing and other regulatory authorities and courts apply a variety of standards in their determination of independent contractor status. If the independent contractors with whom the Company contracts are determined to be employees, the Company would incur additional exposure under U.S. federal and state tax, workers’ compensation, unemployment benefits, labour, employment and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings, and the Company’s business, financial condition and results of operations could be materially adversely affected. The Company has settled certain class action cases in Massachusetts and California in the past with independent contractors who alleged they were misclassified.

Acquisitions and Integration Risks. Historically, acquisitions have been a part of the Company’s growth strategy. The Company may not be able to successfully integrate acquisitions into the Company’s business, or may incur significant unexpected costs in doing so. Further, the process of integrating acquired businesses may be

32

Management’s Discussion and Analysis

disruptive to the Company’s existing business and may cause an interruption or reduction of the Company’s business as a result of the following factors, among others:

●	loss of drivers, key employees, customers or contracts;

●

possible inconsistencies in or conflicts between standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information technology and other systems;

●	failure to maintain or improve the safety or quality of services that have historically been provided;

●	inability to retain, integrate, hire or recruit qualified employees;

●	unanticipated environmental or other liabilities;

●	failure to coordinate geographically dispersed organizations; and

●	the diversion of management’s attention from the Company’s day-to-day business as a result of the need to manage any disruptions and difficulties and the need to add management resources to do so.

Anticipated cost savings, synergies, revenue enhancements or other benefits from any acquisitions that the Company undertakes may not materialize in the expected timeframe or at all. The Company’s estimated cost savings, synergies, revenue enhancements and other benefits from acquisitions are subject to a number of assumptions about the timing, execution and costs associated with realizing such synergies. Such assumptions are inherently uncertain and are subject to a wide variety of significant business, economic and competition risks. There can be no assurance that such assumptions will turn out to be correct and, as a result, the amount of cost savings, synergies, revenue enhancements and other benefits the Company actually realizes and/or the timing of such realization may differ significantly (and may be significantly lower) from the ones the Company estimated, and the Company may incur significant costs in reaching the estimated cost savings, synergies, revenue enhancements or other benefits. Further, management of acquired operations through a decentralized approach may create inefficiencies or inconsistencies.

Many of the Company’s recent acquisitions have involved the purchase of stock of existing companies. These acquisitions, as well as acquisitions of substantially all of the assets of a company, may expose the Company to liability for actions taken by an acquired business and its management before the Company’s acquisition. The due diligence the Company conducts in connection with an acquisition and any contractual guarantees or indemnities that the Company receives from the sellers of acquired companies may not be sufficient to protect the Company from, or compensate the Company for, actual liabilities. The representations made by the sellers expire at varying periods after the closing. A material liability associated with an acquisition, especially where there is no right to indemnification, could adversely affect the Company’s results of operations, financial condition and liquidity.

The Company continues to review acquisition and investment opportunities in order to acquire companies and assets that meet the Company’s investment criteria, some of which may be significant. Depending on the number of acquisitions and investments and funding requirements, the Company may need to raise substantial additional capital and increase the Company’s indebtedness. Instability or disruptions in the capital markets, including credit markets, or the deterioration of the Company’s financial condition due to internal or external factors, could restrict or prohibit access to the capital markets and could also increase the Company’s cost of capital. To the extent the Company raises additional capital through the sale of equity, equity-linked or convertible debt securities, the issuance of such securities could result in dilution to the Company’s existing shareholders. If the Company raises additional funds through the issuance of debt securities, the terms of such debt could impose additional restrictions and costs on the Company’s operations. Additional capital, if required, may not be available on acceptable terms or at all. If the Company is unable to obtain additional capital at a reasonable cost, the Company may be required to forego potential acquisitions, which could impair the execution of the Company’s growth strategy.

In addition, the Company routinely evaluates its operations and considers opportunities to divest certain of its assets. In addition, The Company faces competition for acquisition opportunities. This external competition may hinder the Company’s ability to identify and/or consummate future acquisitions successfully. There is also a risk of impairment of acquired goodwill and intangible assets. This risk of impairment to goodwill and intangible assets exists because the assumptions used in the initial valuation, such as interest rates or forecasted cash flows, may change when testing for impairment is required.

There is no assurance that the Company will be successful in identifying, negotiating, consummating or integrating any future acquisitions. If the Company does not make any future acquisitions, or divests certain of its operations, the Company’s growth rate could be materially and adversely affected. Any future acquisitions the Company does undertake could involve the dilutive issuance of equity securities or the incurring of additional indebtedness.

Growth. There is no assurance that in the future, the Company’s business will grow substantially or without volatility, nor is there any assurance that the Company will be able to effectively adapt its management, administrative and operational systems to respond to any future growth. Furthermore, there is no assurance that the Company’s operating margins will not be adversely affected by future changes in and expansion of its business or by changes in economic conditions or that it will be able to sustain or improve its profitability in the future.

Environmental Matters. The Company uses storage tanks at certain of its Canadian and U.S. transportation terminals. Canadian and U.S. laws and regulations generally impose potential liability on the present and former owners or occupants or custodians of properties on which contamination has occurred, as well as on parties who arranged for the disposal of waste at such properties. Although the Company is not aware of any contamination which, if remediation or clean-up were

33

Management’s Discussion and Analysis

required, would have a material adverse effect on it, certain of the Company’s current or former facilities have been in operation for many years and over such time, the Company or the prior owners, operators or custodians of the properties may have generated and disposed of wastes which are or may be considered hazardous. Liability under certain of these laws and regulations may be imposed on a joint and several basis and without regard to whether the Company knew of, or was responsible for, the presence or disposal of these materials or whether the activities giving rise to the contamination was legal when it occurred. In addition, the presence of those substances, or the failure to properly dispose of or remove those substances, may adversely affect the Company’s ability to sell or rent that property. If the Company incurs liability under these laws and regulations and if it cannot identify other parties which it can compel to contribute to its expenses and who are financially able to do so, it could have a material adverse effect on the Company’s financial condition and results of operations. There can be no assurance that the Company will not be required at some future date to incur significant costs or liabilities pursuant to environmental laws, or that the Company’s operations, business or assets will not be materially affected by current or future environmental laws.

The Company’s transportation operations and its properties are subject to extensive and frequently-changing federal, provincial, state, municipal and local environmental laws, regulations and requirements in Canada, the United States and Mexico relating to, among other things, air emissions, the management of contaminants, including hazardous substances and other materials (including the generation, handling, storage, transportation and disposal thereof), discharges and the remediation of environmental impacts (such as the contamination of soil and water, including ground water). A risk of environmental liabilities is inherent in transportation operations, historic activities associated with such operations and the ownership, management and control of real estate.

Environmental laws may authorize, among other things, federal, provincial, state and local environmental regulatory agencies to issue orders, bring administrative or judicial actions for violations of environmental laws and regulations or to revoke or deny the renewal of a permit. Potential penalties for such violations may include, among other things, civil and criminal monetary penalties, imprisonment, permit suspension or revocation and injunctive relief. These agencies may also, among other things, revoke or deny renewal of the Company’s operating permits, franchises or licenses for violations or alleged violations of environmental laws or regulations and impose environmental assessment, removal of contamination, follow up or control procedures.

Environmental Contamination. The Company could be subject to orders and other legal actions and procedures brought by governmental or private parties in connection with environmental contamination, emissions or discharges. If the Company is involved in a spill or other accident involving hazardous substances, if there are releases of hazardous substances the Company transports, if soil or groundwater contamination is found at the Company’s current or former facilities or results from the Company’s operations, or if the Company is found to be in violation of applicable laws or regulations, the Company could be subject to cleanup costs and liabilities, including substantial fines or penalties or civil and criminal liability, any of which could have a materially adverse effect on the Company’s business and operating results.

Key Personnel. The future success of the Company will be based in large part on the quality of the Company’s management and key personnel. The Company’s management and key personal possess valuable knowledge about the transportation and logistics industry and their knowledge of and relationships with the Company’s key customers and vendors would be difficult to replace. The loss of key personnel could have a negative effect on the Company. There can be no assurance that the Company will be able to retain its current key personnel or, in the event of their departure, to develop or attract new personnel of equal quality.

Dependence on Third Parties. Certain portions of the Company’s business are dependent upon the services of third-party capacity providers, including other transportation companies. For that portion of the Company’s business, the Company does not own or control the transportation assets that deliver the customers’ freight, and the Company does not employ the people directly involved in delivering the freight. This reliance could cause delays in reporting certain events, including recognizing revenue and claims. These third-party providers seek other freight opportunities and may require increased compensation in times of improved freight demand or tight trucking capacity. The Company’s inability to secure the services of these third parties could significantly limit the Company’s ability to serve its customers on competitive terms. Additionally, if the Company is unable to secure sufficient equipment or other transportation services to meet the Company’s commitments to its customers or provide the Company’s services on competitive terms, the Company’s operating results could be materially and adversely affected. The Company’s ability to secure sufficient equipment or other transportation services is affected by many risks beyond the Company’s control, including equipment shortages in the transportation industry, particularly among contracted carriers, interruptions in service due to labour disputes, changes in regulations impacting transportation and changes in transportation rates.

Loan Default. The agreements governing the Company’s indebtedness, including the Credit Facility and the Term Loan, contain certain restrictions and other covenants relating to, among other things, funded debt, distributions, liens, investments, acquisitions and dispositions outside the ordinary course of business and affiliate transactions. If the Company fails to comply with any of its financing arrangement covenants, restrictions and requirements, the Company could be in default under the relevant agreement, which could cause cross-defaults under other financing arrangements. In the event of any such default, if the Company failed to obtain replacement financing or amendments to or waivers under the applicable financing

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Management’s Discussion and Analysis

arrangement, the Company may be unable to pay dividends to its shareholders, and its lenders could cease making further advances, declare the Company’s debt to be immediately due and payable, fail to renew letters of credit, impose significant restrictions and requirements on the Company’s operations, institute foreclosure procedures against their collateral, or impose significant fees and transaction costs. If debt acceleration occurs, economic conditions may make it difficult or expensive to refinance the accelerated debt or the Company may have to issue equity securities, which would dilute share ownership. Even if new financing is made available to the Company, credit may not be available to the Company on acceptable terms. A default under the Company’s financing arrangements could result in a materially adverse effect on its liquidity, financial condition and results of operations. As at the date hereof, the Company is in compliance with all of its debt covenants and obligations.

Credit Facilities. The Company has significant ongoing capital requirements that could affect the Company’s profitability if the Company is unable to generate sufficient cash from operations and/or obtain financing on favourable terms. The trucking industry and the Company’s trucking operations are capital intensive, and require significant capital expenditures annually. The amount and timing of such capital expenditures depend on various factors, including anticipated freight demand and the price and availability of assets. If anticipated demand differs materially from actual usage, the Company’s trucking operations may have too many or too few assets. Moreover, resource requirements vary based on customer demand, which may be subject to seasonal or general economic conditions. During periods of decreased customer demand, the Company’s asset utilization may suffer, and it may be forced to sell equipment on the open market or turn in equipment under certain equipment leases in order to right size its fleet. This could cause the Company to incur losses on such sales or require payments in connection with such turn ins, particularly during times of a softer used equipment market, either of which could have a materially adverse effect on the Company’s profitability.

The Company’s indebtedness may increase from time to time in the future for various reasons, including fluctuations in results of operations, capital expenditures and potential acquisitions. The agreements governing the Company’s indebtedness, including the Credit Facility and the Term Loan, mature on various dates, ranging from 2020 to 2026. There can be no assurance that such agreements governing the Company’s indebtedness will be renewed or refinanced, or if renewed or refinanced, that the renewal or refinancing will occur on equally favourable terms to the Company. The Company’s ability to pay dividends to shareholders and ability to purchase new revenue equipment may be adversely affected if the Company is not able to renew the Credit Facility or the Term Loan or arrange refinancing of any indebtedness, or if such renewal or refinancing, as the case may be, occurs on terms materially less favourable to the Company than at present. If the Company is unable to generate sufficient cash flow from operations and obtain financing on terms favourable to the Company in the future, the Company may have to limit the Company’s fleet size, enter into less favourable financing arrangements or operate the

Company’s revenue equipment for longer periods, any of which may have a material adverse effect on the Company’s operations.

Increased prices for new revenue equipment, design changes of new engines, decreased availability of new revenue equipment and future use of autonomous tractors could have a material adverse effect on the Company’s business, financial condition, operations, and profitability.

The Company is subject to risk with respect to higher prices for new equipment for its trucking operations. The Company has experienced an increase in prices for new tractors in recent years, and the resale value of the tractors has not increased to the same extent. Prices have increased and may continue to increase, due to, among other reasons, (i) increases in commodity prices; (ii) U.S. government regulations applicable to newly-manufactured tractors, trailers and diesel engines; and (iii) the pricing discretion of equipment manufacturers. Increased regulation has increased the cost of the Company’s new tractors and could impair equipment productivity, in some cases, resulting in lower fuel mileage, and increasing the Company’s operating expenses. Further regulations with stricter emissions and efficiency requirements have been proposed that would further increase the Company’s costs and impair equipment productivity. These adverse effects, combined with the uncertainty as to the reliability of the vehicles equipped with the newly designed diesel engines and the residual values realized from the disposition of these vehicles could increase the Company’s costs or otherwise adversely affect the Company’s business or operations as the regulations become effective. Over the past several years, some manufacturers have significantly increased new equipment prices, in part to meet new engine design and operations requirements. Furthermore, future use of autonomous tractors could increase the price of new tractors and decrease the value of used non-autonomous tractors. The Company’s business could be harmed if it is unable to continue to obtain an adequate supply of new tractors and trailers for these or other reasons. As a result, the Company expects to continue to pay increased prices for equipment and incur additional expenses for the foreseeable future.

Tractor and trailer vendors may reduce their manufacturing output in response to lower demand for their products in economic downturns or shortages of component parts. A decrease in vendor output may have a materially adverse effect on the Company’s ability to purchase a quantity of new revenue equipment that is sufficient to sustain its desired growth rate and to maintain a late model fleet. Moreover, an inability to obtain an adequate supply of new tractors or trailers could have a material adverse effect on the Company’s business, financial condition, and results of operation.

The Company has certain revenue equipment leases and financing arrangements with balloon payments at the end of the lease term equal to the residual value the Company is contracted to receive from certain equipment manufacturers upon sale or trade back to the manufacturers. If the Company does not purchase new equipment

35

Management’s Discussion and Analysis

that triggers the trade-back obligation, or the equipment manufacturers do not pay the contracted value at the end of the lease term, the Company could be exposed to losses equal to the excess of the balloon payment owed to the lease or finance company over the proceeds from selling the equipment on the open market.

The Company has trade-in and repurchase commitments that specify, among other things, what its primary equipment vendors will pay it for disposal of a certain portion of the Company’s revenue equipment. The prices the Company expects to receive under these arrangements may be higher than the prices it would receive in the open market. The Company may suffer a financial loss upon disposition of its equipment if these vendors refuse or are unable to meet their financial obligations under these agreements, it does not enter into definitive agreements that reflect favorable equipment replacement or trade-in terms, it fails to or is unable to enter into similar arrangements in the future, or it does not purchase the number of new replacement units from the vendors required for such trade-ins.

Used equipment prices are subject to substantial fluctuations based on freight demand, supply of used trucks, availability of financing, presence of buyers for export and commodity prices for scrap metal. These and any impacts of a depressed market for used equipment could require the Company to dispose of its revenue equipment below the carrying value. This leads to losses on disposal or impairments of revenue equipment, when not otherwise protected by residual value arrangements. Deteriorations of resale prices or trades at depressed values could cause losses on disposal or impairment charges in future periods.

Difficulty in obtaining goods and services from the Company’s vendors and suppliers could adversely affect its business.

The Company is dependent upon its vendors and suppliers for certain products and materials. The Company believes that it has positive vendor and supplier relationships and it is generally able to obtain acceptable pricing and other terms from such parties. If the Company fails to maintain positive relationships with its vendors and suppliers, or if its vendors and suppliers are unable to provide the products and materials it needs or undergo financial hardship, the Company could experience difficulty in obtaining needed goods and services because of production interruptions, limited material availability or other reasons. As a consequence, the Company’s business and operations could be adversely affected.

Customer and Credit Risks. The Company provides services to clients primarily in Canada, the United States and Mexico. The concentration of credit risk to which the Company is exposed is limited due to the significant number of customers that make up its client base and their distribution across different geographic areas. Furthermore, no client accounted for more than 5% of the Company’s total accounts receivable for the year ended December 31, 2019. Generally, the Company does not have long-term contracts with its major customers. Accordingly, in response to economic conditions, supply and demand factors in the industry, the Company’s performance, the Company’s customers’ internal initiatives or other factors, the Company’s customers may reduce or eliminate their use of the Company’s services, or may threaten to do so in order to gain pricing and other concessions from the Company.

Economic conditions and capital markets may adversely affect the Company’s customers and their ability to remain solvent. The customers’ financial difficulties can negatively impact the Company’s results of operations and financial condition, especially if those customers were to delay or default in payment to the Company. For certain customers, the Company has entered into multi-year contracts, and the rates the Company charges may not remain advantageous.

Availability of Capital. If the economic and/or the credit markets weaken, or the Company is unable to enter into acceptable financing arrangements to acquire revenue equipment, make investments and fund working capital on terms favourable to it, the Company’s business, financial results and results of operations could be materially and adversely affected. The Company may need to incur additional indebtedness, reduce dividends or sell additional shares in order to accommodate these items. A decline in the credit or equity markets and any increase in volatility could make it more difficult for the Company to obtain financing and may lead to an adverse impact on the Company’s profitability and operations.

Information Systems. The Company depends heavily on the proper functioning, availability and security of the Company’s information and communication systems, including financial reporting and operating systems, in operating the Company’s business. The Company’s operating system is critical to understanding customer demands, accepting and planning loads, dispatching equipment and drivers and billing and collecting for the Company’s services. The Company’s financial reporting system is critical to producing accurate and timely financial statements and analyzing business information to help the Company manage its business effectively. The Company receives and transmits confidential data with and among its customers, drivers, vendors, employees and service providers in the normal course of business.

The Company’s operations and those of its technology and communications service providers are vulnerable to interruption by natural and man-made disasters and other events beyond the Company’s control, including cybersecurity breaches and threats, such as hackers, malware and viruses, fire, earthquake, power loss, telecommunications failure, terrorist attacks and Internet failures. The Company’s systems are also vulnerable to unauthorized access and viewing, misappropriation, altering or deleting of information, including customer, driver, vendor, employee and service provider information and its proprietary business information. If any of the Company’s critical information systems fail, are breached or become otherwise unavailable, the Company’s ability to manage its fleet efficiently, to respond to customers’ requests effectively, to maintain billing and other records reliably, to maintain the confidentiality of the Company’s data and to bill for services and prepare financial statements accurately or in a timely manner would be challenged. Any significant system failure,

36

Management’s Discussion and Analysis

upgrade complication, cybersecurity breach or other system disruption could interrupt or delay the Company’s operations, damage its reputation, cause the Company to lose customers, cause the Company to incur costs to repair its systems, pay fines or in respect of litigation or impact the Company’s ability to manage its operations and report its financial performance, any of which could have a material adverse effect on the Company’s business.

Litigation. The Company’s business is subject to the risk of litigation by employees, customers, vendors, government agencies, shareholders and other parties. The outcome of litigation is difficult to assess or quantify, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. The cost to defend litigation may also be significant. Not all claims are covered by the Company’s insurance, and there can be no assurance that the Company’s coverage limits will be adequate to cover all amounts in dispute. For example, during the year ended December 31, 2019, the Company recognized a net loss on an accident claim of CAD $14.2 million representing (CAD $16.6 million net of CAD $2.4 million of tax recovery). In the United States, where the Company has growing operations, many trucking companies have been subject to class-action lawsuits alleging violations of various federal and state wage laws regarding, among other things, employee classification, employee meal breaks, rest periods, overtime eligibility, and failure to pay for all hours worked. A number of these lawsuits have resulted in the payment of substantial settlements or damages by the defendants. The Company may at some future date be subject to such a class-action lawsuit. In addition, the Company may be subject, and has been subject in the past, to litigation resulting from trucking accidents. The number and severity of litigation claims may be worsened by distracted driving by both truck drivers and other motorists. To the extent the Company experiences claims that are uninsured, exceed the Company’s coverage limits, involve significant aggregate use of the Company’s self-insured retention amounts or cause increases in future funded premiums, the resulting expenses could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Internal Control. Effective internal controls over financial reporting are necessary for the Company to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause the Company to fail to meet its reporting obligations. In addition and when required, any testing by the Company conducted in connection with section 404 of the U.S. Sarbanes-Oxley Act, or the subsequent testing by the Company’s independent registered public accounting firm, may reveal deficiencies in the Company’s internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retrospective changes to the Company’s consolidated financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in the Company’s reported financial information, which could have a negative effect on the trading price of the Common Shares.

Material Transactions. The Company has acquired numerous companies pursuant to its acquisition strategy and, in addition, has sold business units, including the sale in February 2016 of its then-Waste Management segment for CAD $800 million. The Company buys and sells business units in the normal course of its business. Accordingly, at any given time, the Company may consider, or be in the process of negotiating, a number of potential acquisitions and dispositions, some of which may be material in size. In connection with such potential transactions, the Company regularly enters into non-disclosure or confidentiality agreements, indicative term sheets, non-binding letters of intent and other similar agreements with potential sellers and buyers, and conducts extensive due diligence as applicable. These potential transactions may relate to some or all of the Company’s four reportable segments, that is, TL, Logistics, LTL, and Package and Courier. The Company’s active acquisition and disposition strategy requires a significant amount of management time and resources. Although the Company complies with its disclosure obligations under applicable securities laws, the announcement of any material transaction by the Company (or rumours thereof, even if unfounded) could result in volatility in the market price and trading volume of the Common Shares. Further, the Company cannot predict the reaction of the market, or of the Company’s stakeholders, customers or competitors, to the announcement of any such material transaction or to rumours thereof.

Dividends and Share Repurchases. The payment of future dividends and the amount thereof is uncertain and is at the sole discretion of the Board of Directors of the Company and is considered each quarter. The payment of dividends is dependent upon, among other things, operating cash flow generated by the Company, its financial requirements for operations, the execution of its growth strategy and the satisfaction of solvency tests imposed by the Canada Business Corporations Act for the declaration and payment of dividends. Similarly, any future repurchase of shares by the Company is at the sole discretion of the Board of Directors and is dependent on the factors described above. Any future repurchase of shares by the Company is uncertain.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of the financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions about future events. These estimates and the underlying assumptions affect the reported amounts of assets and liabilities, the disclosures about contingent assets and liabilities, and the reported amounts of revenues and expenses. Such estimates include the valuation of goodwill and intangible assets, the measurement of identified assets and liabilities acquired in business combinations and provisions for claims and litigations. These estimates and assumptions are based on management’s best estimates and judgments.

37

Management’s Discussion and Analysis

Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. Actual results could differ from these estimates. Changes in those estimates and assumptions resulting from changes in the economic environment will be reflected in the financial statements of future periods.

CHANGES IN ACCOUNTING POLICIES

Adopted during the period

The following new standards, and amendments to standards and interpretations, are effective for the first time for interim periods beginning on or after January 1, 2019 and have been applied in preparing the audited consolidated financial statements:

            IFRS 16, Leases

            IFRIC 23, Uncertainty over Income Tax Treatments

            Plan Amendment, Curtailment or Settlement (Amendments to IAS 19)

            Annual Improvements to IFRS Standards (2015-2017 cycle)

            Prepayment Features with Negative Compensation (Amendments to IFRS 9)

Except modifications from the adoption of IFRS 16 as reported in note 3, these new standards did not have a material impact on the Company’s audited consolidated financial statements.

To be adopted in future periods

The following new standards and amendments to standards are not yet effective for the year ended December 31, 2019, and have not been applied in preparing the audited consolidated financial statements:

Definition	of a business (Amendments to IFRS 3)

Further information can be found in note 3 of the December 31, 2019 audited consolidated financial statements.

CONTROLS AND PROCEDURES

In compliance with the provisions of Canadian Securities Administrators’ National Instrument 52-109, the Company has filed certificates signed by the President and Chief Executive Officer (“CEO”) and by the Chief Financial Officer (“CFO”) that, among other things, report on:

•	their responsibility for establishing and maintaining disclosure controls and procedures and internal control over financial reporting for the Company; and
•	the design and effectiveness of disclosure controls and procedures and the design and effectiveness of internal controls over financial reporting.

Disclosure controls and procedures (“DC&P”)

The President and Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”), have designed DC&P, or have caused them to be designed under their supervision, in order to provide reasonable assurance that:

•	material information relating to the Company is made known to the CEO and CFO by others, particularly during the period in which the interim and annual filings are being prepared; and
•

information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted by it under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation.

As at December 31, 2019, an evaluation was carried out, under the supervision of the CEO and the CFO, of the design and operating effectiveness of the Company’s DC&P. Based on this evaluation, the CEO and the CFO concluded that the Company’s DC&P were appropriately designed and were operating effectively as at December 31, 2019.

Internal controls over financial reporting (“ICFR”)

The CEO and CFO have also designed ICFR, or have caused them to be designed under their supervision, in order to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

As at December 31, 2019, an evaluation was carried out, under the supervision of the CEO and the CFO, of the design and operating effectiveness of the Company’s ICFR. Based on this evaluation, the CEO and the CFO concluded that the ICFR were appropriately designed and were operating effectively as at December 31, 2019, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) on Internal Control – Integrated Framework (2013 framework).

Changes in internal controls over financial reporting

No changes were made to the Company’s ICFR during the quarter ended December 31, 2019 that have materially affected, or are reasonably likely to materially affect, the Company’s ICFR.

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